Exhibit 10.81
Execution
REAL ESTATE PURCHASE AND SALE AGREEMENT
BETWEEN
3 HUNTINGTON QUADRANGLE, LLC,
a Delaware limited liability company
(as “SELLER”)
AND
HINES REIT PROPERTIES, L.P.
a Delaware limited partnership
(as “PURCHASER”)
CONCERNING PROPERTY COMMONLY
KNOWN AS 3 HUNTINGTON QUADRANGLE
IN MELVILLE, NEW YORK

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

Section 11.20 Facsimile Signatures	34
Section 11.21 Press Releases	35
Section 11.22 Audits	35
Exhibits

Exhibit A	-	Description of the Land
Exhibit B	-	Form of Tenant Estoppel
Exhibit B-1	-	Form of Seller Estoppel
Exhibit C	-	Rent Roll
Exhibit D	-	Form of ERISA Certificate
Exhibit E	-	Contracts
Exhibit F	-	Form of Deed
Exhibit G	-	Form of Bill of Sale and General Assignment
Exhibit H	-	Form of Assignment and Assumption Agreement
Exhibit I	-	Representation Certificate
Exhibit J	-	Form of Agreement re Letter of Credit
Exhibit K	-	Form of Assignment and Assumption of Union Contracts
Exhibit L	-	Intentionally Omitted
Exhibit M	-	Lease Escrow Agreement
Exhibit N	-	Leasing Brokerage Agreement

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REAL ESTATE PURCHASE AND SALE AGREEMENT
     THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of the Effective Date (defined below) by and between 3 HUNTINGTON QUADRANGLE, LLC, a Delaware limited liability company (the “Seller”), and HINES REIT PROPERTIES, L.P., a Delaware limited partnership (the “Purchaser”).
     In consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
     Section 1.1 Definitions. For purposes of this Agreement, capitalized terms not otherwise defined herein have the meanings set forth below:
     “Access Agreement” shall mean that certain Access Agreement dated as of May 8, 2007 between Seller and Purchaser.
     “Anti-Terrorism Laws” shall have the meaning set forth in Section 7.1(j).
     “Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit H.
     “Assignment and Assumption of Union Contract” shall mean an Assignment and Assumption of Obligations to Employees under Collective Bargaining Agreement substantially in the form attached hereto as Exhibit K.
     “Avis Free Rent Amounts” means an amount equal to $872 per day from the Closing Date until August 31, 2007.
     “Avis Work” means the work required to be completed by landlord under the Agreement of Lease dated as of October 31, 2006 by and between Seller, as landlord, and Avis Budget Car Rental Group, Inc., as tenant (the “Avis Lease”), which work is described on Exhibit B attached to the Avis Lease and which work is expected to cost a total of $20,897 based on an estimate prepared by JPC Consulting dated May 31, 2007 (the “Avis Bid”), a copy of which has been delivered to Purchaser.
     “Bill of Sale” shall mean a bill of sale and general assignment substantially in the form attached hereto as Exhibit G.
     “Business Day” shall mean any day of the week other than (i) Saturday and Sunday, (ii) a day on which banking institutions in Boston, Massachusetts or New York, New York are obligated or authorized by law or executive action to be closed to the transaction of normal banking business, or (iii) a day on which governmental functions in Boston, Massachusetts or New York, New York are interrupted because of extraordinary events such as hurricanes, blizzards, power outages or acts of terrorism.
     “Claim Cap” shall have the meaning set forth in Section 10.4.

     “Closing” shall mean the consummation of the purchase and sale of the Property pursuant to the terms of this Agreement.
     “Closing Date” shall mean July 2, 2007, as such date may be extended in accordance with Section 6.1(b). Notwithstanding the foregoing to the contrary, (a) if the Seller’s current financing encumbering the Property does not permit the transfer of such financing to a substitute property without penalty, premium or prepaid interest except for on a specific day of the month (the “Debt Transfer Date”), then Seller shall have the right to extend the Closing Date to the next Debt Transfer Date; provided, however, Seller shall make such determination and notify Purchaser thereof at least five (5) Business Days prior to the Closing Date and the Closing Date shall not be extended beyond July 31, 2007 and (b) pursuant to Section 3.2 hereof, the Purchaser shall have the right to extend the Closing Date to a date not later than July 17, 2007.
     “Closing Statement” shall have the meaning set forth in Section 8.4(j).
     “Code” shall mean the Internal Revenue Code of 1986, and all amendments thereto and all regulations issued thereunder.
     “Confidential Information” shall mean all documents, studies, reports, test results, brochures, offering materials, photographs, leases, lease guarantees, rent rolls, surveys, title reports and commitments, legal documents, financial information, computer output and other materials and information relating to Property, the Leases and/or the Tenants that Seller or its representatives provide to Purchaser or its representatives and all analyses, compilations, forecasts, projections and other documents prepared by Seller, its representatives, Purchaser, or its representatives, based upon such materials and information, any and all proposals by Seller or its representatives made in connection with a potential sale of the Property (including any proposals involving a price for the Property), whether the same are in electronic, pictorial, written or other form. The term “Confidential Information” shall also include this Agreement, the terms hereof and any information contained herein or otherwise provided to Purchaser concerning the identity of the beneficial owners of Seller.
     “Contracts” shall mean all service, maintenance, landscaping, telecommunications, cable, internet service, laundry, management, leasing, and other similar contracts affecting the Land or the Improvements, a list of which as of the date hereof is set forth in Exhibit E, and any other contracts entered into by Seller after the Effective Date in accordance with the terms of this Agreement, including in each case all amendments, extensions, modifications and supplements thereto; provided, however, that the term “Contracts” shall not include the Leases.
     “Covenant Not to Sue” shall have the meaning set forth in Section 7.1(d).
     “Deed” shall mean a bargain and sale deed substantially in the form attached hereto as Exhibit F.
     “Delinquent Rent” shall mean any of the Rents or other amounts that, under the terms of the applicable Lease, are to be paid by the Tenants on or prior to the Closing Date, but which have not been received in good funds by Seller on or prior to the Closing Date.
     “Deemed to know” (or words of similar import) shall have the following meaning: (a) Purchaser shall be “deemed to know” of the existence of a fact or circumstance to the extent that such fact or circumstance is disclosed by this Agreement, the Documents, any estoppel certificate received by or on behalf of Purchaser or any studies, tests, reports, or analyses prepared by or for or otherwise obtained by or on behalf of Purchaser in connection with the Property; and (b) Purchaser shall be “deemed to know” that a representation or warranty of Seller is untrue, inaccurate or incorrect to the extent that this

Agreement, the Documents, any estoppel certificate received by or on behalf of Purchaser or any studies, tests, reports or analyses prepared by or for or otherwise obtained by or on behalf of Purchaser in connection with the Property contains information which is inconsistent with such representation or warranty.
     “Deposit” shall have the meaning set forth in Section 3.1.
     “Designated Seller Representative” shall mean Daniel Bradley of AEW Capital Management, L.P., who is the Seller’s portfolio manager of the Property.
     “Documents” shall mean all documents, studies, reports and other information applicable to the Property or any portion thereof and obtained by or made available by Seller or its representatives to Purchaser or its agents prior to Closing, including the Title Commitment, the Survey, the Leases, operating statements, rent rolls, delinquency reports, estoppel certificates, the Offering Memorandum, and environmental, engineering and soils reports.
     “Dollars” and the sign “$” mean the lawful money of the United States of America.
     “Effective Date” means the date underneath the signature of Seller and Purchaser on the signature page of this Agreement; provided, however, that if such dates are different, the latest of such dates shall be the Effective Date.
     “ERISA” means of the Employee Retirement Income Security Act of 1974, as amended, and all regulations issued thereunder.
     “ERISA Certificate” shall mean a certificate substantially in the form attached hereto as Exhibit D.
     “Escrow Agent” shall mean the Title Company.
     “Estoppel Requirement” shall have the meaning set forth in Section 6.1(a)(iv).
     “Excluded Items” shall mean: (a) materials relating to Seller’s marketing efforts for the sale of the Property, including communications and agreements with other potential purchasers, (b) projections and other internal memoranda or materials, (c) appraisals, budgets, Seller’s strategic plans for the Property, internal analyses (including Seller’s analyses with respect to its leasing of space in the Property), computer software, and submissions relating to Seller’s obtaining of internal authorizations, and engineering and evvironmental reports prepared for Seller or its lenders, (d) attorney and accountant work product, and all other materials subject to any legal privilege in favor of Seller; and (e) organizational documents relating to any of the Seller Parties.
     “Existing Phase I Report” means that certain Phase I environmental report regarding the Property prepared by IVI International, Inc. and dated November 1, 2002.
     “Hazardous Materials” shall mean any substance which is or contains: (i) any “hazardous substance” as now or hereafter defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) or any regulations promulgated thereunder (“CERCLA”); (ii) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) or regulations promulgated thereunder; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.); (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or nonfriable; (vi) polychlorinated biphenyls; (vii) radon gas; (viii) mold, mildew, fungus or other potentially dangerous organisms; (ix) any putrescible or nonputrescible solid, semisolid, liquid or gaseous waste of any type; and (x) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under any laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities or any other political subdivisions in which the Real Property is located and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Real Property, the Real Property or the use of the Real Property relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste into the environment (including ambient air, surface water, ground water or land or soil).
     “Health and Life Lease Credit” is the sum of $49,905.00.
     “Improvements” shall mean all buildings, structures and other improvements situated upon the Land and any fixtures, systems and facilities owned by Seller and located on the Land.
     “Intangible Property” shall mean all of Seller’s right, title and interest, if any, in all intangible assets relating to the Land, Improvements or Personal Property, including all of Seller’s right, title and interest, if any, in all (a) warranties and guaranties relating to the Land, Improvements or Personal Property, (b) all licenses, permits and approvals relating to the Land, Improvements or Personal Property, (c) all logos and tradenames relating to the Land, Improvements or Personal Property, (d) all contract rights, and (e) all plans and specifications relating to the Land, Improvements or Personal Property, in each case to the extent that Seller may legally transfer the same; provided, however, that the term “Intangible Property” shall not include the names “AEW”, “UTC” or any variations or derivations thereof, whether alone or in combination with one or more other words.
     “Land” shall mean the land described on Exhibit A attached hereto, together with all privileges, rights, easements and appurtenances belonging to such land and all right, title and interest (if any) of Seller in and to any streets, alleys, passages or other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller in all mineral rights appurtenant to such land.
     “Lease Proposal Notice” shall mean a written notice from Seller to Purchaser in accordance with Section 6.5(a) that: (a) identifies a Tenant or proposed Tenant; (b) contains a term sheet, letter of intent or other description of the material business terms of a proposed Lease Transaction; and (c) contains any relevant financial information about the Tenant or proposed Tenant that is in Seller’s possession or control.
     “Lease Transaction” shall mean any of the following actions by Seller with respect to any Lease (or proposed Lease): (a) the execution of any new Lease; (b) the renewal or material modification of any Lease, or the consent to any assignment of or subletting under any Lease, other than any renewal, expansion, assignment or subletting that Seller is obligated to enter into or approve under the terms of the Leases; or (c) the termination of any Lease.
     “Leases” shall mean all leases (other than subleases), including all amendments, extensions, modifications and supplements thereto, pursuant to which any Person uses or occupies any part of the Real Property.

     “Major Tenant” shall mean any of Empire Blue Cross-Blue Shield, Sovereign Bank, Cygnus Business Media or Gentiva Healthcare Services.
     “Material Casualty” shall have the meaning set forth in Section 6.3.
     “Material Taking” shall have the meaning set forth in Section 6.4.
     “New Monetary Encumbrance” means any liens that are not Voluntary Liens and that can be released or cleared with the payment of money, but Seller shall not be required to spend more than $25,000 with respect to such liens unless they (i) were voluntarily incurred by Seller (and not by any Tenant or other party claiming through Seller), (ii) were created by a judgment against Seller (in which event Seller shall take such action that is required to permit the Title Company to insure over such lien), or (iii) were created from Seller’s failure to pay real estate taxes, personal property taxes or income taxes due and payable by Seller.
     “Non-Major Tenant” shall mean all Tenants of the Property other than Major Tenants.
     “Offering Memorandum” means that Confidential Offering Memorandum prepared by Seller’s Broker and entitled “3 Huntington Quadrangle” and all updates, supplements and modifications thereto.
     “Operating Expense Pass-Throughs” shall have the meaning set forth in Section 8.4(e).
     “Permitted Exceptions” shall mean: (a) applicable zoning, subdivision, building and other land use laws and regulations; (b) all matters reflecting the existence or terms of Leases shown on the Rent Roll or entered into after the date hereof in accordance with the terms of this Agreement, including non-disturbance agreement, notices (or short forms) of Leases and financing statements pertaining to Tenant property; (c) all matters, whether or not of record, that arise out of the actions of Purchaser or its agents, representatives or contractors; (d) the lien of real estate taxes and assessments not yet due and payable, subject to adjustment as provided herein; (e) all matters that the Title Company is willing to omit in the Lender’s policy and insure over in the Owner’s policy without additional premium or indemnity from Purchaser and that, in the exercise of Purchaser’s reasonable business judgment, do not have a material adverse impact on the ownership, operation or value of the applicable Property; and (f) all matters shown on or referenced in the Title Commitment (other than Voluntary Liens and items 1 (except to the extent limited to Tenants, as tenants only), 3, 4 (with respect to which, the final clause of Section 4.1(a) shall apply), 11, 12, 13, 15, 16, 17 and 18 of the Title Commitment) or the Survey, all matters of record as of the date of the Title Commitment, and all other matters affecting title to the Real Property as to which Purchaser has actual knowledge or is deemed to know as of the Effective Date.
     “Person” shall mean any individual, estate, trust, general or limited partnership, limited liability company, limited liability partnership, corporation, governmental agency or other legal entity and any unincorporated association.
     “Personal Property” shall mean all furniture, equipment, machinery, inventories, supplies, signs and other tangible personal property, if any, owned by Seller and installed, located or situated on or used in connection with the operation of the Improvements, subject to depletions, replacements and additions in the ordinary course of business, but excluding all Excluded Items.
     “Phase I Update” means a Phase I environmental report commissioned by Purchaser with respect to the Property.

     “Property” shall mean, collectively, the Real Property, the Personal Property, Seller’s interest in the Leases, and the Intangible Property.
     “Purchase Price” shall mean the purchase price for the Property as specified in Section 2.2.
     “Purchaser Title Objections” shall have the meaning set forth in Section 4.1(c).
     “Purchaser’s Surviving Obligations” shall mean Purchaser’s obligations under Sections 5.1, 5.3, 8.4(k), 9.1, 11.8, 11.18 and 11. 21 of this Agreement.
     “Real Property” shall mean, collectively, the Land and the Improvements.
     “Reimbursable Lease Expenses” shall mean, collectively, (a) any third party costs and expenses incurred by Seller prior to Closing arising out of or in connection with any extensions, renewals or expansions exercised by Tenants between the Effective Date and the Closing Date in accordance with the existing Leases, and (b) any new Lease or Lease modification entered into with Purchaser’s prior approval (or deemed approval as provided for herein) between the Effective Date and Closing. Such Reimbursable Lease Expenses shall include, (i) brokerage commissions and fees to effect any such leasing transaction, (ii) expenses incurred for repairs, improvements, equipment, painting, decorating, partitioning and other items to satisfy the Tenant’s requirements with regard to such leasing transaction, (iii) legal fees for services in connection with the preparation of documents and other services rendered in connection with the effectuation of the leasing transaction, (iv) if there are any rent concessions covering any period that the Tenant has the right to be in possession of the demised space, the rents that would have accrued during the period of such concession prior to the Closing Date as if such concession were amortized over (1) with respect to any extension or renewal exercised or entered into on or after the Effective Date, the term of such extension or renewal, (2) with respect to any expansion exercised or entered into on or after the Effective Date, that portion of the term remaining under the subject Lease after the date of any expansion, or (3) with respect to any new Lease, the entire initial term of any such new Lease, and (v) expenses incurred for the purpose of satisfying or terminating the obligations of a Tenant under a new Lease to the landlord under another lease (whether or not such other lease covers space in the Property).
     “Releases” shall have the meaning set forth in Section 7.1(c).
     “Rent” shall mean fixed and minimum rents and all additional rents, imposition charges, heating and cooling charges, charges for utilities, charges for parking and storage, and all other amounts and charges payable by the Tenants under the Leases.
     “Rent Roll” shall mean the rent roll attached hereto as Exhibit C.
     “Restricted Period” shall mean the period commencing on the Effective Date and ending on the earlier of the Closing or the termination of this Agreement.
     “Security Deposits” shall mean all security deposits, access card or key deposits, cleaning fees and other deposits relating to space within the Real Property paid by Tenants to Seller or its managing agent.
     “Seller Broker” means Cushman & Wakefield, Inc.
     “Seller Parties” shall mean Seller and Seller’s direct and indirect owners, and their respective agents, officers, directors, trustees, advisors, managers, members, agents, owners, employees and counsel.

     “Seller Representations” shall mean the representations and warranties of Seller expressly set forth in Section 7.2.
     “Seller’s Estoppel Certificate” shall mean an estoppel certificate from Seller substantially in the form attached hereto as Exhibit B-1.
     “Seller’s Title Election Period” shall have the meaning set forth in Section 4.1(c).
     “St. Paul Travelers Unpaid Allowance” is the sum of $ 178,770.00.
     “Study Period” shall mean the period commencing on the date of the Access Agreement and ending at 5:00 p.m. East Coast time on the Effective Date.
     “Survey” shall mean that certain ALTA/ACSM Land Title Survey prepared by Barrett, Bonacci & Van Weele, P.C., dated April 22, 2005 and entitled “Lot No. 2 on ‘Map of Huntington Quadrangle’ Filed January 20, 1971 as Map No. 5563”.
     “Tenant Notices” shall have the meaning set forth in Section 8.5.
     “Tenant Receivables” shall have the meaning set forth in Section 8.4(f).
     “Tenants” shall mean all Persons leasing or occupying space within the Real Property pursuant to the Leases.
     “Title Commitment” shall mean the Commitment for Owner’s Policy of Insurance No. 27SS1005 dated March 10, 2007 issued by the Title Company.
     “Title Company” shall mean the Boston, Massachusetts office of Stewart Title Guaranty Company.
     “Title Documents” shall mean all documents referred to in the Title Commitment.
     “Unbilled Tenant Receivables” shall have the meaning set forth in Section 8.4(f).
     “Uncollected Delinquent Tenant Receivables” have the meaning set forth in Section 8.4(f).
     “Union Agreement” means that certain Collective Bargaining Agreement between the International Union of Operating Engineers Local 30 and Broadway Real Estate Services effective March 1, 2004.
     “Union Employees” means the persons currently employed at the Property by Seller’s property manager who are members of unions that are parties to the Union Agreement.
     “USA Patriot Act” shall have the meaning set forth in Section 7.1(j).
     “Utility Deposits” shall mean all deposits made by or on behalf of Seller with the Persons providing water, sewer, gas, electricity, telephone and other utilities to the Real Property.
     “Voluntary Lien” shall mean any mortgage or deed of trust granted or assumed by Seller and encumbering the Property or any portion thereof.
     “Waiver Parties” shall have the meaning set forth in Section 7.1(c).

ARTICLE 2
AGREEMENT; PURCHASE PRICE; ESCROWED FUNDS
     Section 2.1 Agreement to Sell and Purchase. Subject to the terms and provisions hereof, Seller agrees to sell the Property to Purchaser, and Purchaser agrees to purchase the Property from Seller.
     Section 2.2 Purchase Price. The Purchase Price for the Property shall be Eighty Seven Million and 00/100 Dollars ($ 87,000,000.00). Subject to the adjustments and apportionments as hereinafter set forth, the Purchase Price shall be paid on the Closing Date by wire transfer of immediately available federal funds.
     Section 2.3 Lease Escrow. At Closing, a portion of the sales proceeds equal to the sum of One Million Dollars ($1,000,000), the Avis Free Rent Amount and the Health and Life Lease Credit (the “Lease Escrow”) will be deposited by Seller with Title Company, as escrow agent, for a period of twelve (12) months after Closing, (the “Lease Escrow Period”), during which Lease Escrow Period, Title Company shall release to Purchaser on the first of such month, one-twelfth (1/12) of the Lease Escrow. Upon expiration of the Lease Escrow Period, the remaining funds in the Lease Escrow shall be released to Seller. All interest accruing on the Lease Escrow shall belong to Seller. The Lease Escrow shall be held and distributed pursuant to the Lease Escrow Agreement attached hereto as Exhibit M (the “Lease Escrow Agreement”). The provisions of this Section 2.3 shall survive Closing.
ARTICLE 3
DEPOSIT
     Section 3.1 Deposit. No later than the first Business Day following the Effective Date, Purchaser shall deposit Five Million Dollars ($5,000,000) (together with all interest and earnings thereon, the “Deposit”) with Escrow Agent. The Deposit shall be held in a segregated “money market” account pursuant to an escrow agreement consistent with the terms hereof and otherwise reasonably acceptable to Seller and Purchaser. The Deposit shall be applied to the Purchase Price if the Closing occurs. In the event that the Closing does not occur by the Closing Date, the Deposit shall be disbursed as provided herein. If Purchaser fails to deliver the Deposit to Escrow Agent by the first Business Day following the Effective Date, this Agreement shall, at Seller’s election, terminate. Notwithstanding anything in this Agreement to the contrary, One Hundred and No/100 Dollars ($100.00) of the Deposit is delivered to the Escrow Agent for delivery by the Escrow Agent to Seller as “Independent Contract Consideration”, and the Deposit is reduced by the amount of the Independent Contract Consideration so delivered to Seller, which amount has been bargained for and agreed to as consideration for Seller’s execution and delivery of this Agreement.
     Section 3.2 Additional Deposit. Purchaser shall have the right to extend the Closing Date to a date not later than July 17, 2007 by sending written notice (the “Extension Notice”) thereof to Seller and Escrow Agent at least five (5) Business Days prior to the then scheduled Closing Date and simultaneously with the Extension Notice, delivering a Two Million Dollar ($2,000,000) addition to the Deposit (the “Additional Deposit”), to be held by Escrow Agent pursuant to Section 3.1. Any Election Notice delivered by Purchaser shall not be effective unless it is accompanied by the Additional Deposit.
ARTICLE 4
SURVEY AND TITLE COMMITMENT
     Section 4.1 Title and Survey.

          (a) Seller has caused the Title Company to prepare and furnish the Title Commitment to Purchaser and Seller, together with copies of all instruments referred to thereon as exceptions to title and Seller has delivered a copy of the Survey to Purchaser and ordered an update to the Survey (the “Updated Survey”) at the sole cost and expense of Purchaser, the contract for which has been delivered to Purchaser; provided, however, that, if the Updated Survey is not completed by Closing, Seller shall deliver an affidavit to the Title Company to enable the Title Company to issue a survey endorsement with Purchaser’s title insurance policy.
          (b) Purchaser has reviewed or shall review the Title Commitment and the Survey prior to the expiration of the Study Period and, if Purchaser does not terminate this Agreement prior to the expiration of the Study Period, Purchaser shall purchase the Property at Closing subject to the Permitted Exceptions. Notwithstanding the foregoing, all Voluntary Liens shown on the Title Commitment will be satisfied by Seller on or prior to the Closing Date or, if not so satisfied, will be satisfied at Closing out of the proceeds otherwise payable to Seller or by other funds provided by Seller. To enable Seller to make conveyance as herein provided, Seller may, at the time of Closing, use the Purchase Price or any portion thereof to clear the title of any or all encumbrances or interests, provided that provision reasonably satisfactory to Purchaser’s attorney is made for prompt recording of all instruments so procured in accordance with conveyancing practice in the jurisdiction in which the Property is located and that the Title Company issues a title policy to Purchaser for the Property without exception for such Voluntary Liens.
          (c) In the event that, after the expiration of the Study Period, Purchaser obtains knowledge of any new title or survey matters affecting the Property created or recorded after the effective date of the Title Commitment or the date of the Survey which could reasonably be expected to materially affect the use or value of the Property, Purchaser shall promptly send Seller written notice (a “Title Objection Notice”) of such new title and survey matters, setting forth in reasonable detail any objections that Purchaser has to such title or survey matters (the “Purchaser Title Objections”); provided, however, that Purchaser shall have no right to object to any of the matters set forth within subsections (a) through (f) of the definition of Permitted Exceptions. Purchaser shall have no right to object to any new title or survey matter if Purchaser does not send a Purchaser Title Objection to Seller within five (5) Business Days of when Purchaser first has knowledge of such item, and any matter for which Purchaser does not timely object shall be a Permitted Exception. Seller shall have five (5) days from its receipt of the Title Objection Notice (“Seller’s Title Election Period”) to give Purchaser notice as to whether Seller elects to use reasonable efforts to cure the Purchaser Title Objections by the Closing Date. If Seller fails to give Purchaser written notice of such election before the end of Seller’s Title Election Period, Seller shall be deemed to have elected not to attempt to cure the Purchaser Title Objections. If Seller elects or is deemed to have elected not to attempt to cure any one or more of the Purchaser Title Objections, such Purchaser Title Objections shall constitute Permitted Exceptions and Purchaser shall have until the earlier of the Closing Date and the day that is five (5) Business Days after the expiration of Seller’s Title Election Period to determine whether to take title to the Property subject to such matters or to terminate this Agreement. If Seller elects to use reasonable efforts to cure any one or more of the Purchaser Title Objections, Seller shall have until the Closing Date to complete such cure, failing which Purchaser shall have the option of either accepting the title as it then is or terminating this Agreement. In the event that Purchaser elects to terminate this Agreement pursuant to this Section 4.1(c), the Deposit shall promptly be returned to Purchaser; thereupon, except for Purchaser’s Surviving Obligations, Purchaser and Seller shall have no further obligations or liabilities under this Agreement. If Seller elects to use reasonable efforts to cure any one or more Purchaser Title Objections, Seller shall use reasonable efforts to correct such Purchaser Title Objections on or before the Closing Date, except that (y) Seller shall in no event be required to bring suit to clear any claimed title or survey defects and (z) except for Voluntary Liens and New Monetary Encumbrances, Seller shall not be required to expend more than a total of Twenty-Five Thousand Dollars ($25,000) to cure the Purchaser Title Objections. All Voluntary Liens and New

Monetary Encumbrances will be satisfied (to the extent required hereunder) by Seller on or prior to the Closing Date or, if not so satisfied, shall be satisfied at Closing out of the proceeds otherwise payable to Seller or other funds provided by Seller. To enable Seller to make conveyance as herein provided, Seller may, at the time of Closing, use the Purchase Price or any portion thereof to clear the title of any or all Voluntary Liens, provided that provision reasonably satisfactory to Purchaser’s attorney is made for prompt recording of all instruments so procured in accordance with conveyancing practice in the jurisdiction in which the Property is located and that the Title Company issues a title policy to Purchaser for the Property without exception for such Voluntary Liens.
          (d) Purchaser shall be entitled to request that the Title Company provide such endorsements to the Purchaser’s title insurance policy as Purchaser may reasonably require, provided that (i) such endorsements or amendments shall be at no cost to, and except as set forth in Section 4.1(a) with respect to a survey endorsement, shall impose no additional liability on, Seller, (ii) Purchaser’s obligations under this Agreement shall not be conditioned upon its ability to obtain such endorsements and, if Purchaser is unable to obtain such endorsements, Purchaser shall nevertheless be obligated to proceed to close the transactions contemplated hereby without reduction of or set off against the Purchase Price, and (iii) the Closing shall not be delayed as a result of Purchaser’s request. To the extent that Seller does not transfer its existing debt on the Property to another property or Seller’s mortgage is otherwise able to be assigned by Seller’s lender to Purchaser’s lender, then Seller shall, at no cost to Seller, reasonably cooperate with assignment of the mortgage to Purchaser’s lender and Seller and Purchaser shall equally share the mortgage tax savings realized by Purchaser due to such assignment.
ARTICLE 5
INSPECTION, AUDIT AND FINANCING
     Section 5.1 Access. During the pendency of this Agreement, Purchaser, personally or through its authorized agent or representative, shall be entitled upon reasonable advance notice to Seller to enter upon the Property during normal business hours and shall have the right to make such investigations, including appraisals, engineering studies, soil tests, environmental studies and underwriting analyses, as Purchaser deems necessary or advisable, subject to the following limitations: (a) such access shall be subject to the rights of Tenants and shall not violate any law or agreement to which Seller is a party or otherwise expose Seller to a material risk of liability; (b) Purchaser shall give Seller written notice at least two (2) Business Days before conducting any inspections or communicating with any Tenant of the Property, and a representative of Seller shall have the right to be present when Purchaser or its representatives conducts its or their investigations on the Property or communicates with any Tenants; (c) neither Purchaser nor its representatives shall interfere with the use, occupancy or enjoyment of any Tenants, subtenants or other occupants of the Property or their respective employees, contractors, customers or guests; (d) neither Purchaser nor its agents shall damage the Property or any portion thereof; (e) unless Seller agrees otherwise, before Purchaser or its agents enter onto the Property, Purchaser shall deliver to Seller a certificate of insurance naming Seller as an additional insured, evidencing commercial general liability insurance (including property damage, bodily injury and death) issued by an insurance company having a rating of at least “A-VII” by A.M. Best Company, with limits of at least $5,000,000 per occurrence for bodily or personal injury or death and $10,000,000 aggregate per location (which may be covered by a combination of commercial general liability insurance and an umbrella policy); (f) Purchaser shall: (i) use reasonable efforts to perform all on-site due diligence reviews and all communications with Tenants on an expeditious and efficient basis; and (ii) indemnify, hold harmless and defend the Seller Parties against, and hold the Seller Parties harmless from, all loss, liability, claims, costs (including reasonable attorneys’ fees), liens and damages resulting from or relating to the activities of Purchaser or its agents under this paragraph; and (g) without Seller’s prior written consent, which Seller may give or withhold in its reasonable discretion, Purchaser shall not conduct any Phase II exams, soil borings, testing or sampling of any surface or subsurface soils, water or other materials, or other invasive tests on or around the Property. The foregoing indemnification obligation shall survive the Closing or termination of this Agreement.
     Further, during the Study Period, Seller agrees to make available to Purchaser, or to its duly authorized agents or representatives, copies of all Leases and all applicable books and records relating to the Property and the operation and maintenance thereof to the extent that such materials are in Seller’s possession or control and do not constitute Excluded Items. Such items may be examined at all reasonable times during normal business hours upon prior reasonable notice to Seller.
     Section 5.2 Study Period. Subject to the provisions of Section 5.1, Purchaser has had the Study Period to physically inspect the Property, review the economic data, underwrite the Tenants and review the Leases, conduct appraisals, perform examinations of the physical condition of the Improvements, examine the Real Property for the presence of Hazardous Materials, and to otherwise conduct such due diligence review of the Property and all records and other materials related thereto as Purchaser, in its absolute discretion, deems appropriate. Purchaser is satisfied with the condition of the Property and has elected to proceed to Closing and Purchaser shall be obligated to purchase the Property in accordance with the terms hereof.. Notwithstanding the foregoing, in the event that the Phase I Update discloses an environmental condition at the Property that is not disclosed in the Existing Phase I Report and which materially and adversely affects the value of the Property or the use and operation thereof, Purchaser shall have the right to terminate this Agreement by sending written notice thereof to Seller no later than June 1, 2007, whereupon the Deposit shall be promptly returned to Purchaser and the parties shall have no further liabilities or obligations under this Agreement except for Purchaser’s Surviving Obligations. Purchaser shall promptly deliver a copy of the Phase I Update to Seller upon receipt thereof. In the event that Purchaser does not terminate this Agreement on or before June 1, 2007, Purchaser shall be deemed to have waived its termination right under this Section 5.2.
     Section 5.3 Confidentiality.
          (a) Purchaser shall hold all Confidential Information in confidence and, prior to the Closing, shall not disclose or permit the disclosure of the Confidential Information to any Person without Seller’s prior written consent. Purchaser further agrees that, before the Closing, Purchaser will use the Confidential Information only for purposes of evaluating the Property in connection with its purchase thereof in accordance with the terms of this Agreement. Prior to the Closing, Purchaser shall not disclose the transaction contemplated hereby or the Confidential Information to any Person, other than to such of its employees, officers, directors, attorneys, accountants, lenders, investors and clients who (i) have a need to review the Confidential Information for the purpose of advising Purchaser on the suitability of the Property for purchase, (ii) have been informed in writing of the confidential nature of such information and (iii) have agreed to be bound by the terms of this Agreement. Purchaser shall ensure that all Persons to whom it discloses the Confidential Information shall keep the same confidential in accordance with the terms of this Agreement. In any event, Purchaser shall be responsible for any breach of this Agreement by any Person to whom Purchaser discloses the Confidential Information.
          (b) Notwithstanding the above terms, to the extent that Purchaser is required to disclose the Confidential Information by law, regulation or stock exchange rule or pursuant to a subpoena, court order or other legal proceeding, Purchaser shall notify Seller (both by telephone and in writing) within one (1) Business Day of its knowledge of such legally required disclosure. Purchaser shall cooperate with Seller’s counsel in any appeal or challenge to such disclosure made by Seller. If no protective order or similar relief is obtained, Purchaser shall (i) disclose only that portion of the Confidential Information that it is legally obligated to disclose, (ii) exercise reasonable efforts to obtain reliable assurances that the disclosed information will be kept confidential and (iii) exercise reasonable efforts to provide Seller with a copy of the information to be disclosed before the same is given to any third party. In addition, and notwithstanding anything to the contrary in this Agreement, (x) Purchaser may disclose any portion of the Confidential Information that is generally available to the public, other than any portion of the Confidential Information that becomes available to the public as a result of a previous disclosure by Purchaser in violation of this Agreement and (y) Purchaser shall be entitled to reveal Confidential Information to the extent required to make disclosures that Purchaser is required to make pursuant to securities laws and regulations.
          (c) If this Agreement is terminated, (i) Purchaser shall promptly deliver to Seller all the Confidential Information (or portions thereof requested by Seller) which is in tangible form, including any copies Purchaser has made and other embodiments thereof, and (ii) Purchaser shall destroy all extracts, summaries and compilations thereof and references thereto which are in Purchaser’s notes, documents, databases or other records (whether prepared by Purchaser or by Seller), and in either case Purchaser will certify in writing to the Seller that it has done so.
          (d) Purchaser acknowledges that the Confidential Information is of a special, unique, unusual, extraordinary and intellectual character and that the Seller’s interest in the Confidential Information may be irreparably injured by disclosure of such Confidential Information in violation of this Agreement. Purchaser further acknowledges and agrees that money damages would not be a sufficient remedy for any breach of Section 5.3 of this Agreement by it and that, in addition to all other remedies available at law or in equity, the Seller shall be entitled to specific performance or injunctive or other equitable relief as a remedy for any breach or potential breach by the Purchaser of Section 5.3 of this Agreement and further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.
     The provisions of this Section 5.3 shall survive the termination of this Agreement.
     Section 5.4 Reporting. In the event that Purchaser’s due diligence reveals any condition of the Property that in Purchaser’s judgment requires disclosure to any governmental agency or authority, Purchaser shall immediately notify Seller thereof. In such event, Seller, and not Purchaser or anyone acting on Purchaser’s behalf, shall make such disclosures as Seller deems appropriate. Notwithstanding the foregoing, Purchaser may disclose matters concerning the Property to a governmental authority if, (a) in the written opinion of Purchaser’s outside legal counsel, Purchaser is required by law to make such disclosure, and (b) Purchaser gives Seller not less than ten (10) days prior written notice of the proposed disclosure, together with a copy of such legal opinion.
     Section 5.5 Assumption of Contracts. The Contracts listed on Exhibit E, other than any property management and leasing brokerage agreements, shall be assigned to and assumed by Purchaser at the Closing pursuant to the Assignment and Assumption Agreement.
     Section 5.6 Union Agreement.
          (a) Purchaser acknowledges that the Property is affected by the Union Agreement. Purchaser shall on the Closing Date (i) adopt the Union Agreement and assume the obligations of an employer under the Union Agreement and (ii) offer employment to and subject to providing legal work authorization as required by law, hire all of the Union Employees employed on the Closing Date, who are subject to and/or covered by the Union Agreement, all pursuant to the Assignment and Assumption of Union Contract. Purchaser agrees to indemnify, defend and hold Seller free and harmless from and against any and all liability, claims, counterclaims, actions, damages, judgments, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements including in connection with enforcing this indemnity) relating to events first occurring under the Union Agreement on and after the Closing Date. Without limiting the general application of the preceding sentence, it is specifically agreed that Purchaser agrees to indemnify, defend and hold free and harmless Seller from and against any and all liability, claims, counterclaims, actions, damages, judgments, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements including in connection with enforcing this indemnity), arising out of a claim arising from and after the Closing Date (x) that Purchaser has failed to adopt the Union Agreement or assume the obligations of an employer thereunder or offer employment to all of the Union Employees; and (y) with respect to any severance or termination pay or pension withdrawal liability arising as a result of any sale or change in ownership or management of the Property. Seller agrees to indemnify, defend and hold Purchaser free and harmless from and against any and all liability, claims, counterclaims, actions, damages, judgments, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements including in connection with enforcing this indemnity) first arising under the Union Agreement before the Closing Date, and events which relate to incidents which occurred prior to the Closing Date, and specifically excluding the amounts set forth in clauses (x) and (y) in the immediately preceding sentence.
          (b) Effective as of the Closing Date, Purchaser shall become a contributing employer and make contributions to the Engineers Union Local 30 Pension Fund (the “Multiemployer Pension Plan”), in accordance with the Union Agreement, for substantially the same number of contribution base units for which Seller had an obligation to contribute with respect to the Property. Purchaser and its affiliates shall be responsible for, and shall indemnify Seller and its affiliates from and against, all contributions and other amounts required to be paid with respect to the Multiemployer Pension Plan under the Union Agreement with respect to all periods on and after the Closing Date. Seller and its affiliates shall be responsible for, and shall indemnify Purchaser and its affiliates from and against, all contributions and other amounts required to be paid with respect to the Multiemployer Pension Plan under the Union Agreement with respect to all periods prior to the Closing Date, but in no event including any contributions required to be made by reason of the complete or partial withdrawal of Seller or its affiliates from the Multiemployer Pension Plan in connection with the consummation of the transactions contemplated by this Agreement.
               (i) Subject to Section 5.6(b)(ii) below, during the period commencing on the first day of the plan year following the Closing Date and ending on the expiration of the fifth (5th) such plan year (the “Contribution Period”), Purchaser shall provide to the Multiemployer Pension Plan either a bond, letter of credit or an escrow in an amount and manner meeting the requirements of Section 4204 of ERISA. Notwithstanding anything contained in this Section 5.6(b)(ii) to the contrary, Purchaser shall not be obligated to provide any bond, letter of credit or escrow required herein in the event and to the extent that Purchaser obtains from the PBGC or the Multiemployer Pension Plan a proper variance or exemption under PBGC Regulations 4204.11, 4204.12, 4204.13 or Section 4204(c) of ERISA, provided any and all requirements of said variance or exemption are met.
               (ii) If Purchaser at any time withdraws from the Multiemployer Pension Plan in a complete or partial withdrawal with respect to the Premises during the Contribution Period, Seller shall be secondarily liable for any withdrawal liability Seller would have had to the Multiemployer Pension Plan with respect to the Property (but for the provisions of Section 4204 of ERISA) if the withdrawal liability of Purchaser with respect to such Multiemployer Pension Plan is not paid. Purchaser agrees to provide Seller with reasonable advance notice of any action or event which could result in the imposition of withdrawal liability contemplated by this Section 5.6(b)(ii), and in any event Purchaser shall immediately furnish Seller with a copy of any notice of withdrawal liability it may receive with respect to the Multiemployer Pension Plan, together with all the pertinent details. In the event that any such withdrawal liability shall be assessed against Purchaser, Purchaser further agrees to provide Seller with reasonable advance notice of any intention on the part of Purchaser not to make full payment of any withdrawal liability when the same shall become due.

               (iii) Purchaser and its affiliates shall be responsible for, and shall indemnify Seller and its affiliates from and against any liability (including, without limitation, “Withdrawal Liability” under the MEPPA amendments to ERISA) resulting from Purchaser’s failure to provide a bond, letter of credit, escrow or other security pursuant to Section 5.6(b)(ii) or failure to otherwise comply with Section 4204 of ERISA.
          (c) Purchaser shall be solely responsible and liable for, and indemnify and hold Seller and its affiliates harmless against, any and all claims, losses, damages, expenses and other liabilities and obligations incurred or suffered as a result of any claim by any Union Employee that arises under any federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination Act of 1990, the Equal Pay Act, the Americans with Disabilities Act of 1990, ERISA, Section 4980B of the Code and all other statutes regulating the terms and conditions of employment), regulation or ordinance, under the common law or in equity (including any claims for pay or benefits, wrongful discharge, severance or otherwise) or under any Employee Plan, the Union Agreement or any policy, agreement, understanding or promise, written or oral, formal or informal, between Purchaser or any of their respective affiliates and any Union Employee, in each case in respect of the period from and after the Closing Date, provided that the incident giving rise to the claims, losses, damages, expenses and other liabilities and obligations occurred on or after the Closing Date. Seller shall be solely responsible and liable for, and indemnify and hold Purchaser and its affiliates harmless against, any and all claims, losses, damages, expenses and other liabilities and obligations incurred or suffered as a result of any claim by any Union Employee that arises under any federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination Act of 1990, the Equal Pay Act, the Americans with Disabilities Act of 1990, ERISA, Section 4980B of the Code and all other statutes regulating the terms and conditions of employment), regulation or ordinance, under the common law or in equity (including any claims for pay or benefits, wrongful discharge, severance or otherwise) or under any Employee Plan, the Union Agreement or any policy, agreement, understanding or promise, written or oral, formal or informal, between Seller or any of their respective affiliates and any Union Employee in each case in respect of the period prior to the Closing Date, in each case in respect of the period prior to the Closing, and claims, losses, damages, expenses and other liabilities and obligations which relate to incidents which occurred prior to the Closing Date, but are asserted on or after the Closing Date.
          (d) For purposes of this Section 5.6,
               (i) “Employee Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other material employee benefit plan, program or arrangement of any kind which the Seller or any of its affiliates maintains, participates in, contributes to, or is a party to, and in which Union Employees participate or are a party to, including, without limitation, the Multiemployer Pension Plan, any employment or similar agreement (other than agreements which provide for employment at will) and any severance, bonus, medical, dental, vision care, disability, employee relocation, cafeteria benefit, dependent care, life or accident insurance, pension, profit sharing, deferred compensation, or other employee incentive program, agreement or commitment.
               (ii) “Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).
          (e) The obligations and undertaking of Purchaser under this Section 5.6 are a special inducement to Seller to enter into this Agreement without which Seller would not enter into this Agreement. The provisions of this Section 5.6 shall survive the Closing.

ARTICLE 6
CONDITIONS PRECEDENT, CASUALTY DAMAGE OR CONDEMNATION
     Section 6.1 Conditions Precedent Favoring Purchaser.
          (a) Purchaser’s obligations under this Agreement are subject to the timely fulfillment of the conditions set forth in this Section 6.1 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or in part only by written notice of such waiver from Purchaser to Seller.
               (i) Seller shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by Seller prior to or at the Closing.
               (ii) Subject to Section 7.4(a), on the Closing Date, the representations of Seller set forth in Section 7.2 shall be true, complete and accurate in all material respects, subject to: (1) changes that: (y) are caused by the acts or omissions of Purchaser or its agents or affiliates; or (z) are a result of the operation of the Property in the normal course of business since the date hereof and in accordance with the terms of this Agreement and do not, individually or in the aggregate, have a material adverse effect on the value or operation of the Property; and (2) casualty or condemnation (which shall be governed by Sections 6.3 and 6.4, respectively).
               (iii) On the Closing Date, title to the Property shall be conveyed to Purchaser subject only to the Permitted Exceptions.
               (iv) Purchaser shall have received estoppel certificates confirming the accuracy in all material respects of the Rent Roll from: (1) each Major Tenant; and (2) a sufficient number of Non-Major Tenants so that, in the aggregate, Purchaser receives estoppel certificates that cover at least 75% (by net rentable square feet) of the Improvements that are subject to Leases as of the Closing (the “Estoppel Requirement”). Notwithstanding the foregoing, if Seller is unable to obtain a sufficient number of estoppel certificates from Tenants to meet the Estoppel Requirement, Seller may, at its sole option, substitute Seller’s Estoppel Certificates for the Non-Major Tenants to the extent necessary to satisfy the Estoppel Requirement. With respect to any Tenant for whom Seller delivers a Seller’s Estoppel Certificate, Seller shall be entitled to continue to deal with such Tenant after Closing to attempt to obtain an estoppel certificate from such Tenant. If Purchaser subsequently receives an estoppel certificate from any Tenant for whom Seller has delivered a Seller’s Estoppel Certificate, Seller shall thereupon be released from liability to the extent that the information contained in the estoppel certificate obtained from the Tenant is consistent with the information contained in Seller’s Estoppel Certificate. All Tenant estoppel certificates required hereby shall be substantially in the form attached hereto as Exhibit B; provided, however that in connection with any Lease that provides for a form of tenant estoppel certificate (or the contents thereof), then the delivery of an estoppel certificate that complies in all material respects with the applicable Lease shall in all events be deemed to satisfy the requirements of this provision as to such Lease. No tenant estoppel certificate (or Seller’s Estoppel Certificate) shall count towards the Estoppel Requirement if it (A) discloses any material default by Seller that was not disclosed to Purchaser before the commencement of the Restricted Period or (B) contains information that is inconsistent with the information set forth in the Rent Roll or the Leases as made available to Purchaser before the commencement of the Restricted Period, unless such inconsistency (i) was disclosed to Purchaser before the commencement of the Restricted Period or (ii) cannot reasonably be expected to have a material adverse effect on the value of the Property following the Closing or otherwise to have a material adverse effect on Purchaser following the Closing or (C) is dated prior to the date hereof. If any Tenant estoppel certificate provided to Purchaser before the Closing contains any information that is inconsistent with any Seller Representation, the Seller Representation shall be deemed modified by the information contained in such estoppel certificate. Without limiting the foregoing, the parties hereby agree that the delivery of an estoppel certificate that does not conform to the requirements set forth above or which makes a Seller Representation false or misleading shall not, by itself, be deemed a failure of a condition precedent to Closing in favor of Purchaser. Notwithstanding anything to the contrary, an estoppel certificate that would otherwise satisfy the requirements for an acceptable estoppel certificate above, except for an alleged “landlord default” set forth in such certificate shall be deemed acceptable and shall count toward the Estoppel Requirement if Seller cures such asserted landlord default at or prior to the applicable Closing;
     Purchaser agrees that in no event shall the failure of Seller to obtain sufficient estoppel certificates to satisfy the Estoppel Requirement in and of itself constitute a default by Seller under this Agreement. Notwithstanding anything to the contrary in this Agreement, all tenant estoppel certificates provided to Purchaser before the end of the Study Period shall conclusively be deemed to count toward the satisfaction of the Estoppel Requirement. If Purchaser believes that any estoppel certificate delivered to it after the end of the Study Period should not count toward the satisfaction of the Estoppel Requirement as provided for in Section 6.1(a)(iv) above, Purchaser shall so notify Seller in writing within three (3) Business Days from Purchaser’s receipt of such estoppel certificate, which notice must set forth in reasonable detail the reasons why Purchaser does not believe that the estoppel certificate in question satisfies the requirements of Section 6.1(a)(iv). With respect to any estoppel certificate delivered to Purchaser after the end of the Study Period as to which Purchaser does not so provide Seller with written notice of its objections within such three (3) Business Days, Purchaser shall be deemed to have approved the applicable estoppel certificate.
          (b) Notwithstanding the foregoing, if the conditions set forth in this Section 6.1 or any other condition of Closing shall not have been fulfilled on or before the Closing Date, Seller shall have the right (in its sole discretion), exercisable by written notice to Purchaser at or before the Closing, to extend the Closing Date for one or more periods of up to forty-five (45) days in total to provide additional time for the fulfillment of such conditions; provided however that if Seller exercises such extension option, the Estoppel Requirement shall not be satisfied unless the estoppel certificates delivered by Seller from Major Tenants are dated within the 30-day period prior to the rescheduled Closing Date.
          (c) Subject to Purchaser’s right to terminate this Agreement prior to the expiration of the Study Period in accordance with the terms of Section 5.2, Purchaser acknowledges and agrees that its obligation to perform under this Agreement is not contingent upon Purchaser’s ability to obtain any (i) governmental or quasi-governmental approval of changes or modifications in use or zoning, or (ii) modification of any existing land use restriction, or (iii) consents to assignments of any service contracts or other agreements which Purchaser requests, or (iv) endorsements to any title insurance to be obtained by Purchaser or its lender, or (v) financing for acquisition of the Property.
     Section 6.2 Conditions Precedent Favoring Seller.. In addition to any other condition precedent in favor of Seller as may be expressly set forth elsewhere in this Agreement, Seller’s obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 6.2 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or part only by written notice of such waiver from Seller to Purchaser.
          (a) Purchaser shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by Purchaser prior to or at the Closing.
          (b) On the Closing Date, the representations of Purchaser set forth in Section 7.1 shall be true, accurate and complete in all material respects.

     Section 6.3 Risk of Loss. In the event that, after the end of the Study Period, all or a portion of the Improvements should be damaged or destroyed by fire or other casualty prior to Closing such that the reasonable estimate of the cost to repair, as determined by a third-party independent engineer engaged by Seller, the same exceeds five percent (5%) of the Purchase Price (any such casualty, a “Material Casualty”), Purchaser may, at Purchaser’s sole option, elect to either:
          (a) terminate this Agreement and receive back the Deposit; or
          (b) close the transaction contemplated by this Agreement.
     In the event of a fire or other casualty that is not a Material Casualty, or if there is a Material Casualty and Purchaser elects to proceed pursuant to Section 6.3(b), (i) Purchaser shall purchase the Property in accordance with the terms hereof (without reduction in the Purchase Price other than a credit for any applicable deductible in Seller’s insurance policy) and (ii) Seller shall assign to Purchaser at Closing all insurance proceeds payable on account of such damage (net of collection costs and costs of repair reasonably incurred by Seller and not then reimbursed). With respect to any Material Casualty, Purchaser shall be deemed to have elected to proceed under Section 6.3(b) unless, within ten (10) days from written notice of such Material Casualty, Purchaser provides Seller with written notice that Purchaser elects to terminate this Agreement pursuant to Section 6.3(a).
     Section 6.4 Condemnation. In the event that, after the end of the Study Period, all or a material portion of the Real Property should be condemned by right of eminent domain prior to the Closing such that the reasonable estimate of the loss of value of the remaining Real Property, as determined by a third-party independent appraiser engaged by Seller exceeds five percent (5%) of the Purchase Price (any such event, a “Material Taking”), Purchaser may, at Purchaser’s sole option, elect either to:
          (a) terminate this Agreement and receive back the Deposit; or
          (b) close the transaction contemplated by this Agreement.
     In the event of a condemnation by right of eminent domain that is not a Material Taking, or if there is a Material Taking and Purchaser elects to proceed under Section 6.4(b), Purchaser shall purchase the Property in accordance with the terms hereof (without reduction in the Purchase Price) and Seller shall assign to Purchaser at Closing all condemnation proceeds payable as a result of such condemnation (net of collection costs and costs of repair reasonably incurred by Seller and not then reimbursed). With respect to any Material Taking, Purchaser shall be deemed to have elected to proceed under Section 6.4(b) unless, within ten (10) days from written notice of such Material Taking, Purchaser provides Seller with written notice that Purchaser elects to terminate this Agreement pursuant to Section 6.4(a).
     Section 6.5 Leasing & Other Activities Prior to Closing.
          (a) Seller shall provide Purchaser with prompt notice of any new Lease, any material modification of any Lease and any Lease termination that occurs between the date hereof and the commencement of the Restricted Period. Except for any transaction with any affiliate of Seller, Purchaser shall have no right to approve any such activities before the commencement of the Restricted Period. During the Restricted Period, Seller shall not, without Purchaser’s prior written consent, which consent may be granted or withheld in Purchaser’s sole discretion, (w) enter into any Lease Transaction, (x) apply any security deposits held by Seller under a Lease, (y) consent to any assignment or sublease under a Lease (except to the extent that Seller, as landlord, does not have the right to withhold such consent) or (z) exercise any recapture rights under a Lease; provided, however, that notwithstanding the foregoing provisions, Seller shall not be required to obtain Purchaser’s consent to: (i) enter into any modification, renewal or extension of any Lease, or to grant any consent under any Lease, to the extent that the same is required pursuant to the applicable terms of the Lease; and (ii) exercise any recapture rights expressly provided for in any Lease. When seeking such consent from Purchaser, Seller shall provide Purchaser with a Lease Proposal Notice and, if Purchaser does not notify Seller in writing of its approval or disapproval within five (5) Business Days, Purchaser shall be deemed to have approved the transaction described in such notice. If Purchaser disapproves such request, then Purchaser’s written notice shall specify the reasons for such disapproval. If the Closing occurs, Purchaser shall reimburse Seller at Closing for all Reimbursable Lease Expenses.
          (b) During the Restricted Period, Seller shall not enter into any new service, management or leasing brokerage contracts for the Property or modifications, renewals or terminations of any existing contracts that would be binding on Purchaser after Closing, without the written consent of Purchaser, which consent shall be granted or withheld in Purchaser’s sole discretion; provided, however, that Purchaser’s consent shall not be required with respect to any contract that can be terminated without penalty on not more than thirty (30) days prior written notice. If Purchaser does not notify Seller in writing of its consent or disapproval within five (5) Business Days after notice thereof from Seller, Purchaser shall be deemed to have consented to such requested action. If Purchaser disapproves any such request, then Purchaser’s written notice shall specify the reasons for such disapproval.
          (c) At all times prior to Closing, Seller shall continue to (i) conduct business with respect to the Property substantially in the same manner in which said business has been heretofore conducted, and (ii) insure the Property substantially as it is currently insured. Seller does not, however, represent or agree that any particular Lease or Leases will be in force or effect on the Closing Date or that the Tenants will have performed their obligations thereunder and the same is not a condition precedent to Purchaser’s obligations under this Agreement.
ARTICLE 7
REPRESENTATIONS, WARRANTIES AND COVENANTS
     Section 7.1 Purchaser’s Representations, Warranties and Covenants. Purchaser hereby represents, warrants, covenants, and acknowledges to Seller as of the date hereof and as of the Closing as follows:
          (a) Purchaser acknowledges that it is experienced and sophisticated in the acquisition, development, management, leasing, ownership and operation of commercial real estate projects such as the Property and that, prior to the end of the Study Period, it will have a full and complete opportunity to conduct such investigations, examinations, inspections and analyses of the Property as Purchaser, in its absolute discretion, may deem appropriate. Purchaser further acknowledges that, except for the Seller Representations, Purchaser has not relied upon any statements, representations or warranties by Seller or any agent of Seller;
          (b) Except for the Seller Representations, Purchaser agrees that the Property shall be sold and that Purchaser shall accept possession of the Property on the Closing Date strictly on an “AS IS, WHERE IS” AND “WITH ALL FAULTS, LIABILITIES, AND DEFECTS, LATENT OR OTHERWISE, KNOWN OR UNKNOWN” basis, with no right of set-off or reduction in the Purchase Price, and that, except for the Seller Representations, such sale shall be without representation or warranty of any kind, express or implied, including any warranty of income potential, operating expenses, conformance of any financial information to generally accepted accounting principles, uses, merchantability or fitness for a particular purpose, and Seller does hereby disclaim and renounce any such representation or warranty. Purchaser specifically acknowledges that, except for the Seller Representations, Purchaser is not relying on any representations or warranties of any kind whatsoever, express or implied, from Seller, any other Seller Party or any broker or other agents as to any matters concerning the Property including: (1) the value of the Property; (2) any income to be derived from the Property; (3) the suitability of the Property for any and all activities and uses which Purchaser may conduct thereon, including the possibilities for further development of the Property or construction thereon; (4) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property or any improvements thereon; (5) the manner, quality, state of repair or lack of repair of the Property (including the roof, foundation, HVAC systems or any other component of the Property or any improvements thereon); (6) the nature, quality or condition of the Property, including with respect to water conditions, soil, geological or geotechnical condition (including soil expansiveness, corrosivity, or stability, or seismic, hydrological, geological and topographical conditions and configurations, including, without limitation, any opinions or conclusions of any soils engineer(s) retained to perform geotechnical and/or soils studies or to oversee any soils engineering aspects of developing the Property); (7) the compliance of or by the Seller, the Property, or its operation with any codes, laws, rules, ordinances, regulations of any applicable governmental authority or body; (8) the manner or quality of the construction or materials incorporated into the Property; (9) compliance with environmental laws or land use laws, rules, regulations, orders, codes or requirements, including, but not limited to, the Americans with Disabilities Act of 1990, the Federal Water Pollution Control Act, the U.S. Environmental Protection Agency regulations at 40 CFR, Part 261, the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, and/or any rules or regulations promulgated under any of the foregoing (as the same may be amended from time to time); (10) the presence or absence of radon gas, methane gas, asbestos any other Hazardous Materials at, on, under, or adjacent to the Property; (11) the conformity of any improvements to any plans or specifications, including, without limitation, any plans and specifications that may have been or may be provided to Purchaser; (12) the conformity of the Property to past, current or future applicable zoning or building requirements; (13) deficiency of any undershoring; (14) deficiency of any drainage; (15) the fact that all or a portion of the Property may be located on or near an earthquake fault line or in or near an earthquake or seismic hazard zone; (16) the existence of vested land use, zoning or building entitlements affecting the Property; (17) water rights or the availability of or access to water; (18) the presence or suitability of any utilities or availability thereof; (19) the completeness or accuracy of any information provided to Purchaser by Seller or its agents; (20) any matters relating to the Leases or the Tenants; or (21) any other matter relating to the Property or to the development, construction, leasing, operation, or sale of the Property. Purchaser further acknowledges and agrees that, except for Seller’s Representations, Seller is under no duty to make any affirmative disclosures or inquiry regarding any matter which may or may not be known to Seller or any of the other Seller Parties, and Purchaser, for itself and for its successors and assigns, hereby expressly waives and releases Seller and each of the other Seller Parties from any such duty that otherwise might exist. Without limiting the foregoing, Purchaser hereby agrees that, if at any time after the Closing, any third party or governmental agency seeks to hold Purchaser responsible for the presence of, or any loss, cost or damage associated with, Hazardous Materials in, on, above or beneath the Real Property or emanating therefrom, then Purchaser waives any rights it may have against Seller in connection therewith, including under CERCLA, and Purchaser agrees that it shall not (1) implead the Seller, (2) bring a contribution action or similar action against the Seller or (3) attempt in any way to hold the Seller responsible with respect to any such matter;
provided, however, that the foregoing provision shall not prevent Purchaser from relying on the Seller Representations, subject to the limitations and conditions relating thereto set forth in this Agreement.
     Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 7.1(b) shall survive the Closing without limitation;

          (c) Except as expressly provided below in this Section 7.1(c), Purchaser, on its own behalf and on behalf of each of its successors and assigns and each and all of its and their respective members, officers, directors, employees, parents, affiliates or subsidiaries and each of their respective successors and assigns (collectively, the “Waiver Parties”), hereby releases Seller and the other Seller Parties from, and irrevocably and unconditionally waives all claims and liability against Seller and each of the other Seller Parties for or attributable to, the following:
               (i) any and all statements or opinions heretofore or hereafter made, or information furnished, by or on behalf of the Seller Parties to Purchaser or any of Purchaser’s agents or representatives; and
               (ii) any and all losses, costs, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever, whether known or unknown and foreseen or unforeseen, attributable to the Property, whether arising or accruing before, on or after the Closing and whether attributable to events or circumstances which have heretofore or may hereafter occur, including all losses, costs, claims, liabilities, expenses, demands and obligations with respect to the structural, physical, or environmental condition of the Property including claims or liabilities relating to the presence, discovery or removal of any Hazardous Materials in, at, under or about the Property and any other matters described in Section 7.1(b);
provided, however, that the release and waiver set forth in this Section 7.1(c) are not intended and shall not be construed to affect or impair any rights or remedies that Purchaser may have against Seller as a result of a breach of any of Seller Representations or of any covenant of Seller expressly set forth in this Agreement that expressly survives the Closing, subject to the terms and limitations on Seller’s liability as set forth elsewhere in this Agreement.
Purchaser acknowledges and agrees that (1) Purchaser may hereinafter discover facts different from or in addition to those now (or as of the Closing) known to Purchaser, (2) Purchaser’s agreement to release, acquit and discharge Seller and the other Seller Parties as set forth herein shall remain in full force and effect notwithstanding the existence or discovery of any such additional or different facts, (3) Purchaser knowingly waives any rights, privileges and benefits under any federal, state or local law which may negatively impact the validity or enforceability of any part of the releases set forth in this Agreement, (4) upon the completion of the Closing, Seller shall be deemed to have satisfied all of Seller’s obligations, covenants and liabilities in this Agreement and in any documents executed by Seller in connection herewith other than those obligations of Seller that, by the express terms of this Agreement, survive the Closing (in which case such survival shall be subject to the limitations set forth in this Agreement), and (5) Purchaser irrevocably covenants never to commence or prosecute, or to collude with others to commence or prosecute, against Seller or any other Seller Party any action or proceeding based upon any claim covered by the foregoing release.
Purchaser understands the legal significance of the foregoing provisions and acknowledges and agrees that the provisions of this Section 7.1(b)-(c) were a material factor in Seller’s acceptance of the Purchase Price and that Seller is unwilling to sell the Property to Purchaser without the benefit of the releases in favor of Seller and the other Seller Parties granted in Section 7.1(b)-(c) (collectively, the “Releases”).
The Releases include claims of which Purchaser is presently unaware or which Purchaser does not presently suspect to exist, which, if known by Purchaser, would materially affect Purchaser’s release of Seller. Purchaser specifically waives the provisions of any law of any state, territory or jurisdiction the import of which is as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
Notwithstanding anything to the contrary in this Agreement, the provisions of Section 7.1(c) shall survive the Closing without limitation;
          (d) Purchaser, on its own behalf and on behalf of the Waiver Parties, covenants and agrees never to sue or otherwise commence or prosecute any action or other proceeding against any of the Seller Parties, for a claim released pursuant to this Agreement. If any of the Waiver Parties asserts a claim that is contrary to the Releases, Purchaser shall indemnify, defend and hold harmless the Seller Parties against whom such claim is asserted for all costs (including court costs, expert fees, and reasonable attorneys’ fees) and liabilities incurred by any of the Seller Parties in connection with such action or proceeding. The parties hereto agree that this Section 7.1(d) (the “Covenant Not to Sue”) may be pleaded by any Seller Party as a full and complete defense to any action or proceeding by a Waiver Party that is contrary to the terms of the Releases, and may be asserted as a basis for abatement of, or injunction against, said action or proceeding and as a basis for a cross-complaint for damages therein. If a Waiver Party breaches the Covenant Not to Sue, any Seller Party damaged thereby shall be entitled to recover, and Purchaser shall hold harmless and indemnify any such Seller Party from and against, not only the amount of any judgment which may be awarded in favor of such damaged Seller Party, but also for such other actual damages, costs, and expenses as may be incurred by such damaged Seller Party, including court costs, reasonable attorneys’ fees and all other costs and expenses, in preparing the defense of, defending against, or seeking and obtaining abatement of, or injunction against, such action or proceeding, and establishing and maintaining the applicability of the Releases and this Covenant Not to Sue. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 7.1(d) shall survive the Closing without limitation;
          (e) Purchaser is a limited partnership duly formed, validly existing and in good standing under the laws of Delaware. This Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms;
          (f) There are no actions, suits or proceedings pending or, to the knowledge of Purchaser, threatened, against or affecting Purchaser which, if determined adversely to Purchaser, would adversely affect its ability to perform its obligations hereunder;
          (g) Neither the execution, delivery or performance of this Agreement nor compliance herewith (i) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (1) the charter documents or by-laws of Purchaser, (2) to the best of Purchaser’s knowledge, any law or any order, writ, injunction or decree of any court or governmental authority, or (3) any agreement or instrument to which Purchaser is a party or by which it is bound or (ii) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument;
          (h) No authorization, consent, approval of any governmental authority (including courts) is required for the execution and delivery by Purchaser of this Agreement or the performance of its obligations hereunder;
          (i) Purchaser is either acting as a principal in this transaction or is acting for an investor over which Purchaser has discretionary authority in connection with the transaction contemplated hereby;

          (j) Purchaser is not, and will not be, a Person with whom Seller is restricted from doing business with under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (commonly known as the “USA Patriot Act”) and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto (collectively, “Anti-Terrorism Laws”), including persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List;
          (a) Purchaser’s rights under this Agreement do not, and upon its acquisition by Purchaser the Property shall not, constitute “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101.
     Section 7.2 Seller’s Representations. Except as set forth in this Agreement, the Leases, the Rent Roll or any other Document, Seller warrants and represents to Purchaser as set forth in (a) and (b) of this Section 7.2:
          (a) Representations Concerning Seller
               (i) Seller is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms;
               (ii) There are no actions, suits or proceedings pending or, to the knowledge of Seller, threatened, against or affecting Seller which, if determined adversely to Seller, would adversely affect its ability to perform its obligations hereunder;
               (iii) Seller has full right, power and authority and is duly authorized to enter into this Agreement, to perform each of the covenants on its part to be performed hereunder and to execute and deliver, and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement;
               (iv) Neither the execution, delivery or performance of this Agreement nor compliance herewith (a) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (1) the charter documents or by-laws of Seller, (2) to the best of Seller’s knowledge, any law or any order, writ, injunction or decree of any court or governmental authority, or (3) any agreement or instrument to which Seller is a party or by which it is bound or (b) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument;
               (v) No authorization, consent, or approval of any governmental authority (including courts) is required for the execution and delivery by Seller of this Agreement or the performance of its obligations hereunder;
               (vi) Seller is not a “foreign person” as defined in Section 1445 of the Code;
               (vii) Seller is not, and will not be, a Person with whom Purchaser is restricted from doing business with under the Anti-Terrorism Laws, including persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List;
          (b) Representations Concerning the Property

               (i) Seller has delivered or made available to Purchaser copies that are complete in all material respects of all Leases existing as of the Effective Date that are in Seller’s possession or control;
               (ii) To the best of Seller’s knowledge, as of the Effective Date: (1) Seller is not currently in default of its material obligations as landlord under any Tenant’s Lease; and (2) no Tenant is currently in default of any material obligation under its Lease;
               (iii) Except as set forth on the Rent Roll, as of the date of the Rent Roll: (1) no Rent has been paid by any Tenant more than one month in advance; and (2) no Security Deposits are held by or on behalf of Seller;
               (iv) There is not any current or pending litigation against Seller that would, in the reasonable judgment of Seller, if determined adversely to Seller, materially and adversely affect Purchaser or the Property following Closing and to Seller’s knowledge, no such litigation has been threatened against Seller in writing;
               (v) To the best of Seller’s knowledge, Seller has delivered or made available to Purchaser true and complete copies of all Contracts that are in Seller’s possession or control and materially affect the ownership, use and operation of the Property;
               (vi) To Seller’s knowledge, since the date of the Survey there has not been any material physical change to the Property shown on the            Survey that would be shown on a current update of the Survey, provided, however that this representation shall expire upon Purchaser’s receipt of the Updated Survey prior to Closing to the extent that the Updated Survey is consistent with the representation set forth in this subparagraph (vi). The Updated Survey will be deemed to be consistent with the representation contained herein unless Purchaser delivers notice of such inconsistency to Seller within five(5) Business Days of Purchaser’s receipt of the Updated Survey;
               (vii) Exhibit N attached hereto lists all of the leasing brokerage agreements executed by Seller with respect to the Property (the “Brokerage Agreement”) and Seller has delivered or made available to Purchaser true and correct copies of the Brokerage Agreement that is in Seller’s possession or control;
               (viii) To Seller’s knowledge, except with respect to the Avis Work and the St. Paul Travelers Unpaid Allowance, (x) all brokerage commissions payable by Seller with respect to the current terms of the Leases have been paid and (y) all tenant improvement allowances payable with respect to the current terms of the Leases have been paid;
               (ix) There are no real estate tax abatement proceedings pending with respect to the Property;
               (x) The transaction will not be a Prohibited Transaction because of the availability of an exemption under ERISA; and
               (xi) Seller is carrying property insurance at 100% replacement cost, subject to Seller’s deductible.
     Section 7.3 Seller’s Knowledge. Whenever a representation is qualified by the phrase “to the best of Seller’s knowledge”, or by words of similar import, the accuracy of such representation shall be based solely on the actual (as opposed to constructive or imputed) knowledge of the Designated Seller

Representative, without independent investigation or inquiry. Purchaser acknowledges that the Designated Seller Representative is named solely for the purpose of defining the scope of Seller’s knowledge and not for the purpose of imposing any liability on or creating any duties running from the Designated Seller Representative to Purchaser and Purchaser agrees that no Designated Seller Representative shall have any liability under this Agreement or in connection with the transactions contemplated hereby.
     Section 7.4 Notice of Breach.
          (a) To the extent that, before the expiration of the Study Period, Purchaser obtains actual knowledge or is deemed to know that Seller’s representations and warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect such actual or deemed knowledge as of the end of the Study Period.
          (b) If after the expiration of the Study Period but prior to the Closing, Purchaser first obtains actual knowledge that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect in any material respect, Purchaser shall give Seller written notice thereof within five (5) Business Days of obtaining such actual knowledge (but, in any event, prior to the Closing). In such event, Seller shall have the right (but not the obligation) to attempt to cure such misrepresentation or breach and shall, at its option, be entitled to a reasonable adjournment of the Closing (not to exceed sixty (60) days) for the purpose of such cure. If Seller elects to attempt to so cure but is unable to so cure any misrepresentation or breach of warranty, then Purchaser, as its sole remedy for any and all such materially untrue, inaccurate or incorrect representations or warranties, shall elect either (i) to waive such misrepresentations or breaches of representations and warranties and consummate the transaction contemplated hereby without any reduction of or credit against the Purchase Price, or (ii) if Purchaser first obtained actual knowledge of such material misrepresentation or breach of warranty after the end of the Study Period, to terminate this Agreement in its entirety by written notice given to Seller on the Closing Date (provided that Purchaser is allowed to terminate this Agreement in accordance with Section 6.1(a)(ii)), in which event this Agreement shall be terminated, the Deposit shall be returned to Purchaser promptly following Purchaser’s compliance with its obligations under Section 5.3(c) and, thereafter, neither party shall have any further rights or obligations hereunder except as provided in any section hereof that by its terms expressly provides that it survives any termination of this Agreement.
ARTICLE 8
CLOSING
     Section 8.1 Closing Date. Subject to Seller’s and Purchaser’s right to extend the Closing Date as provided in this Agreement, the Closing shall take place at 10:00 a.m. on the Closing Date. Unless the parties otherwise agree in writing, the Closing shall be conducted through a customary escrow arrangement with the Title Company. In the event that the Title Company is not unconditionally released by Purchaser to pay to Seller the full amount of the Purchase Price, as increased or decreased by prorations provided for herein, in immediately available wire transfer funds by 3:30 p.m. (east coast time) on the Closing Date, at the Seller’s election the Closing shall be deemed to have occurred on the following Business Day and the credits and prorations shall be recalculated accordingly.
     Section 8.2 Seller’s Deliveries. At the Closing, Seller shall deliver or cause to be delivered, at Seller’s sole expense, each of the following items, each executed and acknowledged to the extent appropriate:
          (a) The Deed;
          (b) The Bill of Sale;

          (c) The Assignment and Assumption Agreement;
          (d) A non-foreign person affidavit sworn to by Seller as required by Section 1445 of the Code;
          (e) A certificate updating the Seller Representations substantially in the form of Exhibit I;
          (f) Such evidence or documents as may be reasonably required by the Title Company relating to: (i) mechanics’ or materialmen’s liens; (ii) parties in possession; and (iii) the status and capacity of Seller and the authority of the Person or Persons who are executing the various documents on behalf of Seller in connection with the sale of the Property;
          (g) A duly-executed Closing Statement;
          (h) An updated Rent Roll;
          (i) The Tenant Notices;
          (j) All keys in Seller’s possession or control to all locks on the Improvements;
          (k) The Leases (which may be made available at the Property as of the Closing);
          (l) All Contracts and all other documents in the possession or control of Seller and material to Purchaser’s ownership or operation of the Property, including all permits, licenses, approvals, plans, specifications, guaranties and warranties relating to the Property and in Seller’s possession or control, but excluding the Excluded Items (all of which may be made available at the Property as of the Closing);
          (m) A New York State Real Estate Transfer Tax Return and Credit Line Mortgage Certificate with respect to the New York State Real Estate Transfer Tax (“Form TP-584”);
          (n) The Assignment and Assumption of Union Contract;
          (o) A Real Estate Property Assessment Report (“Form 5217”); and
          (p) The Lease Escrow Agreement.
     Section 8.3 Purchaser’s Deliveries. At the Closing, Purchaser shall deliver to Seller the following items:
          (a) Immediately available federal funds sufficient to pay the Purchase Price (less the Deposit, and subject to apportionments and adjustments as set forth herein) and Purchaser’s share of all escrow costs and closing expenses. If the proceeds due from Purchaser are not received by Seller in good funds by 3:30 p.m. East Coast Time on the Closing Date, the Purchaser shall be responsible for any additional interest or other costs imposed by Seller’s lender in connection with the payoff of the existing mortgage loan on the Property on the following Business Day;
          (b) Duly executed and acknowledged originals of the Assignment and Assumption Agreement and the Closing Statement;

          (c) Such evidence or documents as may reasonably be required by the Title Company evidencing the status and capacity of Purchaser and the authority of the Person or Persons who are executing the various documents on behalf of Purchaser in connection with the purchase of the Property;
          (d) The ERISA Certificate;
          (e) The Tenant Notices;
          (f) The Form TP-584;
          (g) The Assignment and Assumption of Union Contract;
          (h) The Form 5217; and
          (i) The Lease Escrow Agreement.
     Section 8.4 Costs and Prorations.
          (a) General. Real estate taxes and assessments allocable to the payment period that includes the Closing Date, personal property taxes, if any, Rents and all other items of income and expense with respect to the Property shall be prorated between Seller and Purchaser as of the Closing Date in accordance with this Section 8.4. Except as otherwise provided in this Section 8.4, income and expenses shall be prorated on an accrual basis. All apportionments and prorations made hereunder shall be made based on the number of days of ownership of the Property in the period applicable to the apportionment, with Purchaser entitled to income and responsible for expenses for the Closing Date. Prorations of annual payments will be made based on the number of days of ownership in the applicable annual period.
          (b) Rents. Seller shall be entitled to all Rent attributable to any period before the Closing Date. Purchaser shall be credited at Closing with: (i) all security or other deposits held by or on behalf of Seller with respect to the Property (other than any security deposits held in the form of a letter of credit or other non-cash security, as to which, at Closing, Seller and Purchaser shall enter into a letter agreement substantially in the form of Exhibit J); (ii) any Rent prepaid beyond the Closing Date; and (iii) any interest earned as of the Closing on security deposits or prepaid Rent held by or on behalf of Seller, to the extent that such interest is refundable to Tenants under the terms of the applicable Lease or applicable law.
          (c) Delinquent Rent. Delinquent Rent shall not be accrued or prorated at Closing. Any Delinquent Rent that is paid after the Closing Date shall, subject to the terms below, be paid to Seller, and if Delinquent Rent is received by Purchaser, Purchaser shall pay the Delinquent Rent to Seller promptly after collection by Purchaser as provided for in Section 8.4(f) below. Purchaser shall use reasonable efforts to collect any Delinquent Rent after the Closing, provided that Purchaser shall not be required to commence any legal proceedings or terminate any Lease. In the event Purchaser commences any action or proceeding against any Tenant and as a result thereof collects any Delinquent Rent which Purchaser is required to remit to Seller, Purchaser shall be entitled to deduct and retain a portion of the amount collected which is equal to the reasonable, third party expenses incurred by Purchaser in connection with the collection of such Delinquent Rent. Purchaser shall not waive any Delinquent Rent or modify or amend any Lease so as to reduce the Delinquent Rent owed by the Tenant for any period in which Seller is entitled to receive such Delinquent Rent, without first obtaining Seller’s written consent.

          (d) Taxes. All real estate taxes assessed against the Real Property shall be prorated between Seller and Purchaser on an accrual basis based upon the actual current tax bill. If the most recent tax bill received by Seller before the Closing Date is not the actual current tax bill, then Seller and Purchaser shall initially prorate the taxes at the Closing by applying 100% of the tax rate for the period covered by the most current available tax bill to the latest assessed valuation, and shall reprorate the taxes retroactively when the actual current tax bill is then available; provided, however, that in no event shall Seller be charged with or responsible for any increase in real estate taxes resulting from the sale of the Property to Purchaser or from any improvements made or Leases entered into on or after the Closing. All real estate taxes accruing before the Closing Date shall be the obligation of Seller and all such taxes accruing on and after the Closing Date shall be the obligation of Purchaser. Any refunds of real estate taxes made after the Closing shall first be applied to the unreimbursed third-party costs incurred by Seller or Purchaser in obtaining the refund, then paid to any Tenants who are entitled to the same and the balance, if any, shall be paid to Seller (for the period prior to the Closing Date) and to Purchaser (for the period commencing on and after the Closing Date). If any proceeding to determine the assessed value of the Real Property or the real estate taxes payable with respect to the Real Property has been commenced before the Effective Date and shall be continuing as of the Closing Date, Seller shall be authorized to continue to prosecute such proceeding and shall be entitled to any abatement proceeds therefrom allocable to any period before the Closing Date, and Purchaser agrees to cooperate as reasonably requested with Seller and to execute any and all documents reasonably requested by Seller in furtherance of the foregoing. Seller shall not contest any real estate taxes assessed against the Property prior to Closing without Purchaser’s prior written consent.
          (e) Operating Expense Pass Through Adjustments. Seller, as landlord under the Leases, is currently collecting from Tenants under all or some of the Leases additional rent to cover taxes, insurance, utilities, maintenance and other operating costs and expenses (collectively, “Operating Expense Pass-Throughs”) incurred by Seller in connection with the ownership, operation, maintenance and management of the Property. Upon Purchaser’s reconciliation of the Operating Expense Pass-Throughs for the year in which Closing occurs, the parties shall make an adjusting payment between themselves so that, with respect to any amounts recovered from Tenants, or if applicable, refunded to tenants, with respect to Operating Expense Pass-Throughs, (i) Seller receives from Purchaser any such amount recovered by Purchaser from Tenants with respect to under-collections of Operating Expense Pass-Throughs by Seller relating to the portion of the year of Closing that occurs prior to the date of Closing, and (ii) Purchaser receives from Seller any such amounts to be paid to Tenants by Purchaser with respect to over-collections of Operating Expense Pass-Throughs by Seller relating to the portion of the year of Closing that occurs prior to the date of Closing. In either event, Purchaser shall be responsible for crediting or repaying those amounts to the appropriate Tenants. If Seller collected estimated prepayments of Operating Expense Pass-Throughs attributable to any period after Closing, Seller shall pay or credit such amounts to Purchaser at Closing.
          (f) Application of Payments Received After Closing. Delinquent Rent and other amounts received under the Leases following the Closing (collectively, the “Tenant Receivables”) shall be applied if and when collected in the following order of priority: (i) first, to Tenant Receivables first coming due after Closing and applicable to the period of time after the month in which the Closing occurs, which amount shall be retained by Purchaser; (ii) second, to payment of Tenant Receivables due for the month in which the Closing occurs, which amount shall be apportioned between Purchaser and Seller as of the Closing as set forth in Section 8.1 (with Seller’s portion thereof to be delivered to Seller); (iii) third, to payment of Tenant Receivables first coming due after Closing but applicable to the period of time before Closing (“Unbilled Tenant Receivables”), which amount shall be delivered to Seller; and (iii) thereafter, to delinquent Tenant Receivables which were due and payable as of Closing but not collected by Seller as of Closing (collectively, “Uncollected Delinquent Tenant Receivables”), which amount shall be delivered to Seller. Notwithstanding the foregoing, Seller shall have the right to pursue the collection of Uncollected Delinquent Tenant Receivables for a period of one (1) year after Closing without prejudice to Seller’s rights or Purchaser’s obligations hereunder; provided, however, Seller shall have no right to cause any Tenant to be evicted or any Lease terminated. Any sums received by Purchaser to which Seller is entitled shall be held in trust for Seller on account of such past due Rents payable to Seller, and Purchaser shall remit to Seller any such sums received by Purchaser to which Seller is entitled within five (5) Business Days after receipt thereof less reasonable, actual third party costs and expenses of collection, including reasonable attorneys’ fees, court costs and disbursements, if any. Seller expressly agrees that if Seller receives any amounts after the Closing which are attributable, in whole or in part, to any period after the Closing Date, Seller shall remit to Purchaser that portion of the monies so received by Seller to which Purchaser is entitled within five (5) Business Days after receipt thereof. With respect to Unbilled Tenant Receivables, Purchaser covenants and agrees to (A) bill the same when billable and (B) cooperate with Seller to determine the correct amount due.
          (g) Assessment Installments. If there are special assessments pending against the Property, Seller shall pay any installments of such special assessments that are due and payable prior to the Closing and Purchaser shall pay all installments of such special assessments on or after the Closing; provided, however, that: (i) Seller shall not be required to pay any installments of special assessments that relate to projects that have not been completed as of the Effective Date; and (ii) Seller shall have no obligation to pay (and Purchaser shall not receive a credit for) any special assessments to the extent that such assessments are required to be paid by any Tenant.
          (h) Utilities. Final readings and final billings for utilities will be made if possible as of the Closing Date, in which event no proration shall be made at the Closing with respect to utility bills; otherwise a proration shall be made based upon the parties’ reasonable good faith estimate and a readjustment made within thirty (30) days after Closing. Seller shall receive the entire advantage of any discounts for any prepayment by Seller prior to the Closing of any taxes, water or sewer charges, utility expanses or similar charges. Utility Deposits, plus any interest on the Utility Deposits to which Seller is or will be entitled that are held by the provider of the utilities and which are freely transferable to Purchaser, shall at the election of Seller be assigned by Seller to Purchaser and Purchaser shall pay Seller the full amount thereof at Closing. Seller shall retain the right to obtain a refund of any Utility Deposits which are not required to be assigned to Purchaser, and Purchaser will cooperate with Seller as reasonably requested in obtaining any refund.
          (i) Continuing Contracts. Prepaid charges, payments and accrued charges under any Contracts assigned to Purchaser shall be prorated at Closing in a manner reasonably acceptable to Seller and Purchaser. Without limiting the generality of the forgoing, Seller shall pay bonuses to the employees of the Property, at or before Closing, which bonuses shall equal the pro-rata portion of the bonuses that would typically be paid to such employees for the current calendar year, as increased or decreased based on the performance of such employee in Seller’s sole discretion.
          (j) Closing Statement. Purchaser and Seller shall cooperate to produce prior to the Closing Date a schedule of prorations and closing costs that is as complete and accurate as reasonably possible (the “Closing Statement”). If any of the aforesaid prorations cannot be calculated accurately on the Closing Date, then they shall be estimated to the extent possible as of the Closing and calculated as soon after the Closing Date as is feasible. All adjustments to initial estimated prorations shall be made by the parties with due diligence and cooperation within sixty (60) days following the Closing, or such later time as may be required to obtain necessary information for proration, by prompt cash payment to the party yielding a net credit from such prorations from the party; provided, however, that the provisions of this paragraph shall survive the Closing until December 31, 2007 and after such date neither Seller nor Purchaser shall have any further rights or obligations under this Section 8.4.

          (k) Closing Costs. Purchaser and Seller shall each pay their own legal fees related to the preparation of this Agreement and all documents required to settle the transaction contemplated hereby. Purchaser shall pay (i) all costs associated with its due diligence, including the cost of appraisals, architectural, engineering, credit and environmental reports, (ii) all title insurance premiums and charges and all title examination costs and (iii) the cost of the Updated Survey. Seller shall pay all transfer taxes and documentary stamp charges. All other customary purchase and sale closing costs shall be paid by Seller or Purchaser in accordance with the custom in the jurisdiction where the Property is located.
          (l) Lease Expenses. At Closing, Purchaser shall reimburse Seller for any and all Reimbursable Lease Expenses to the extent that the same have been paid by Seller prior to Closing. In addition, at Closing, Purchaser shall assume Seller’s obligations to pay, when due (whether on a stated due date or by acceleration) any Reimbursable Lease Expenses unpaid as of the Closing, and Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against any and all claims for such Reimbursable Lease Expenses which remain unpaid for any reason at the time of Closing, which obligations of Purchaser shall survive the Closing. Each party shall make available to the other all records, bills, vouchers and other data in such party’s control verifying Reimbursable Lease Expenses and the payment thereof. At Closing, Purchaser shall receive a credit equal to the portion of the Avis Work that has not been completed at Closing, as set forth in the estoppel certificate delivered by the Tenant under the Avis Lease or as otherwise evidenced to Purchaser’s reasonable satisfaction, and the amount of the credit for the incomplete Avis Work shall be calculated based on the line-item allocations for the Avis Work as set forth in the Avis Bid. In addition, at Closing Purchaser shall assume all obligations to pay the St. Paul Travelers Unpaid Allowance, and to the extent Seller has paid any portion of the St. Paul Travelers Unpaid Allowance (as set forth in an estoppel certificate or otherwise evidenced to Purchaser’s reasonable satisfaction), Seller shall receive a credit equal to such amount.
     Section 8.5 Tenant Notices. Seller and Purchaser agree to execute, at Closing, a written notice of the acquisition of the Property by Purchaser, in sufficient copies for transmittal to all Tenants and properly addressed to all such Tenants (the “Tenant Notices”). Such notice shall be prepared by Purchaser and approved by Seller, shall notify the Tenants of the sale and transfer and shall contain appropriate instructions relating to the payment of future rentals, the giving of future notices, and other matters reasonably required by Purchaser or required by law. Purchaser shall submit the Tenant Notices to Seller not less than two (2) Business Days before the Closing Date. Unless a different procedure is required by applicable law, in which event such laws shall be controlling, Purchaser agrees to transmit or otherwise deliver such letters to the Tenants promptly after the Closing.
ARTICLE 9
REAL ESTATE COMMISSION
     Section 9.1 Commissions. If and when, but only if and when, the Closing is completed and the Purchase Price is paid in full, Seller shall be obligated to pay a real estate commission and/or brokerage fee to Seller’s Broker in accordance with a separate agreement between Seller and Seller’s Broker. Seller shall indemnify Purchaser against all claims, costs and liability relating to any claim by Seller’s Broker or any other Person claiming by, through or under Seller’s Broker. Such commissions shall be paid in full at Closing. Seller and Purchaser represent and warrant to each other that no other brokerage fee or real estate commission is or shall be due or owing in connection with this transaction, and Seller and Purchaser hereby indemnify and hold the other harmless from any and all claims of any other broker or agent based on action or alleged action of such indemnifying party. The provisions of this paragraph shall survive the Closing.
ARTICLE 10
TERMINATION AND DEFAULT

     Section 10.1 Termination without Default. If the sale of the Property is not consummated because of the failure of any condition precedent to Purchaser’s obligations expressly set forth in this Agreement or for any other reason except a default by Purchaser in its obligation to purchase the Property in accordance with the provisions of this Agreement, and provided that Purchaser has performed or tendered performance of all of its material obligations under this Agreement, the Deposit shall be returned to Purchaser promptly following Purchaser’s compliance with its obligations under Section 5.3(c).
     Section 10.2 Purchaser’s Default. If the sale contemplated hereby is not consummated because of a default by Purchaser in its obligation to purchase the Property in accordance with the terms of this Agreement after Seller has performed or tendered performance of all of its material obligations in accordance with this Agreement, and such default continues for ten (10) days after notice from Seller, then: (a) this Agreement shall terminate; (b) the Deposit shall be paid to and retained by Seller as liquidated damages; and (c) except for Purchaser’s Surviving Obligations, Seller and Purchaser shall have no further obligations to each other. THE PARTIES HERETO, BEFORE ENTERING INTO THIS AGREEMENT, HAVE BEEN CONCERNED WITH THE FACT THAT SUBSTANTIAL DAMAGES WILL BE SUFFERED BY SELLER IN THE EVENT THAT PURCHASER SHOULD FAIL TO PURCHASE THE PROPERTY SUBJECT TO AND IN ACCORDING TO THE TERMS AND CONDITIONS OF THIS AGREEMENT. PURCHASER AND SELLER ACKNOWLEDGE THAT THE DAMAGES TO SELLER IN THE EVENT OF A BREACH OF THIS AGREEMENT BY PURCHASER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE DEPOSIT REPRESENTS THE PARTIES’ BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES THAT WOULD BE SUFFERED BY SELLER IF THE TRANSACTION SHOULD FAIL TO CLOSE AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING AS OF THE EFFECTIVE DATE AND UNDER THE CIRCUMSTANCES THAT SELLER AND PURCHASER REASONABLY ANTICIPATE WOULD EXIST AT THE TIME OF SUCH BREACH. THE PARTIES, HAVING MADE A DILIGENT ENDEAVOR TO ASCERTAIN THE ACTUAL COMPENSATORY DAMAGES WHICH SELLER WOULD SUFFER IN THE EVENT OF PURCHASER’S FAILURE TO PURCHASE THE PROPERTY SUBJECT TO AND IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT, HEREBY AGREE THAT THE REASONABLE ESTIMATE OF SAID DAMAGES IS THE SUM EQUAL TO THE AMOUNT OF THE DEPOSIT. THEREFORE, IN THE EVENT THAT THE SALE CONTEMPLATED HEREBY SHALL FAIL TO CLOSE FOR ANY REASON OTHER THAN SELLER’S DEFAULT HEREUNDER OR THE FAILURE OF ANY CONDITION PRECEDENT IN FAVOR OF PURCHASER EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER SHALL BE ENTITLED TO AND SHALL RETAIN THE ENTIRE DEPOSIT AS LIQUIDATED DAMAGES AND AS ITS SOLE REMEDY AT LAW OR IN EQUITY. THE AMOUNT OF THE LIQUIDATED DAMAGES HAS BEEN ESTABLISHED BY THE PARTIES AS THE AMOUNT OF THE MONETARY DAMAGES SELLER WILL SUFFER BASED SOLELY UPON A FAILURE BY PURCHASER TO PURCHASE THE PROPERTY AND SELLER SHALL BE ENTITLED TO RECOVER NO OTHER DAMAGES FROM PURCHASER BASED SOLELY UPON A FAILURE BY PURCHASER TO PURCHASE THE PROPERTY.
     This Section 10.2 is intended only to liquidate and limit Seller’s right to damages arising due to Purchaser’s failure to purchase the Property in accordance with the terms of this Agreement and shall not limit the Purchaser’s Surviving Obligations.
     Section 10.3 Seller’s Default. If Purchaser shall have performed or tendered performance of all of its material obligations under this Agreement, and the sale contemplated hereby is not consummated because of a default by Seller in its obligation to sell the Property in accordance with the terms of this Agreement, and such default continues for ten (10) days after notice from Purchaser, then Purchaser may, as its sole and exclusive remedy at law or in equity: (a) terminate this Agreement by giving written notice thereof to Seller, in which event the Deposit will be returned to Purchaser promptly following Purchaser’s compliance with its obligations under Section 5.3(c) and the parties shall have no further obligation to each other except for Purchaser’s Surviving Obligations; (b) waive such default and consummate the transactions contemplated hereby in accordance with the terms of this Agreement; or (c) specifically enforce this Agreement. Purchaser hereby irrevocably waives any other right or remedy for such default. As a condition precedent to Purchaser exercising any right to bring an action for specific performance as the result of Seller’s default hereunder, Purchaser must commence such action within sixty (60) days after the occurrence of such default. Purchaser agrees that its failure timely to commence such an action for specific performance within such sixty (60) day period shall be deemed a waiver by it of its right to commence such an action. In the event that the remedy of specific performance is not available because Seller sold the Property (or any material part thereof) to a third party or entered into a Lease Transaction in violation of this Agreement, Purchaser may pursue Seller for its damages incurred as a result of Seller’s default; provided, however that Seller’s liability hereunder shall not exceed Five Million Dollars ($5,000,000).
ARTICLE 11
MISCELLANEOUS
     Section 11.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties. All Exhibits and Schedules attached hereto are a part of this Agreement and are incorporated herein by reference.
     Section 11.2 Binding On Successors and Assigns. Subject to Section 11.3, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     Section 11.3 Assignment by Purchaser. Without the prior written consent of Seller, Purchaser shall not, directly or indirectly, assign this Agreement or any of its rights hereunder. Any attempted assignment in violation hereof shall, at the election of Seller, be of no force or effect and shall constitute a default by Purchaser. Notwithstanding the foregoing, Purchaser may assign its rights under this Agreement subject to the following conditions: (a) the assignment must be to a limited partnership, limited liability company or other entity controlled by Purchaser or the persons or entities that directly or indirectly control Purchaser as of the date hereof and in which Purchaser or such persons or entities own, directly or indirectly, at least a 51% interest; (b) such assignee must assume all of Purchaser’s obligations hereunder in a manner reasonably acceptable to Seller and become jointly and severally liable with Purchaser for all such obligations; (c) the assignee must be able to truthfully sign the ERISA Certificate; (d) there shall be no “mark-up” or increase in the Purchase Price; (e) the Study Period shall have ended; and (f) at least five (5) days prior to the proposed assignment, Purchaser shall provide Seller with notice thereof and evidence that the foregoing conditions are satisfied.
     Section 11.4 Waiver. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.
     Section 11.5 Governing Law.

          (a) This Agreement shall be construed and the rights and obligations of Seller and Purchaser hereunder determined in accordance with the internal laws of the State of New York without regard to the principles of choice of law or conflicts of law.
          (b) In recognition of the benefits of having any disputes with respect to this Agreement resolved by an experienced and expert person, Seller and Purchaser hereby agree that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by any party hereto on or with respect to this Agreement or which in any way relates, directly or indirectly, to this Agreement or any event, transaction, or occurrence arising out of or in any way connected with this Agreement or the Property, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION, OR PROCEEDING.
     Section 11.6 Counterparts. This Agreement may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement.
     Section 11.7 Notices. All notices or other communications required or provided to be sent by either party shall be in writing and shall be sent by: (i) by United States Postal Service, certified mail, return receipt requested, (ii) by any nationally known overnight delivery service for next day delivery or (iii) delivered in person. All notices shall be deemed to have been given upon receipt. All notices shall be addressed to the parties at the addresses below:

To Seller:	3 Huntington Quadrangle, LLC
c/o AEW Capital Management, L.P.
World Trade Center East
Two Seaport Lane
Boston, Massachusetts 02210-2021
Attn: General Counsel

and with a copy to:	DLA Piper US LLP
33 Arch Street
Boston, Massachusetts 02110
Attn: John L. Sullivan, Esq.

To Purchaser:	Hines REIT Properties, L.P.
c/o Hines Interests Limited Partnership
2800 Post Oak Bend, Suite 5000
Houston, Texas 77056
Attn: Charles N. Harzen

with a copy to:	Hines REIT Properties, L.P.
c/o Hines Advisors Limited Partnership
2800 Post Oak Bend, Suite 5000
Houston, Texas 77056
Attn: Jason P. Maxwell – Legal
     Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 11.7. The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.
     Section 11.8 Attorneys’ Fees. In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or position prevailed.
     Section 11.9 IRS Real Estate Sales Reporting. Purchaser and Seller hereby agree that the Escrow Agent shall act as “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Section 6045(e) of the Code and shall prepare and file all informational returns, including IRS Form 1099-S, and shall otherwise comply with the provisions of Section 6045(e) of the Code.
     Section 11.10 Time Periods. Any reference in this Agreement to the time for the performance of obligations or elapsed time shall mean consecutive calendar days, months, or years, as applicable. In the event the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day.
     Section 11.11 Modification of Agreement. This Agreement may not be amended or modified except by a written agreement signed by both Seller and Purchaser that expressly states that it is intended to amend this Agreement.
     Section 11.12 Further Instruments. Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other or to Escrow Agent, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions of this Agreement.
     Section 11.13 Descriptive Headings; Word Meaning. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as “herein”, “hereinafter”, “hereof” and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word “including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation.”
     Section 11.14 Time of the Essence. Time is of the essence of this Agreement and all covenants and deadlines hereunder. Without limiting the foregoing, Purchaser and Seller hereby confirm their intention and agreement that time shall be of the essence of each and every provision of this Agreement, notwithstanding any subsequent modification or extension of any date or time period that is provided for under this Agreement. The agreement of Purchaser and Seller that time is of the essence of each and every provision of this Agreement shall not be waived or modified by any conduct of the parties, and the agreement of Purchaser and Seller that time is of the essence of each and every provision of this Agreement may only be modified or waived by the express written agreement of Purchaser and Seller that time shall not be of the essence with respect to a particular date or time period, or any modification or extension thereof, which is provided under this Agreement.

     Section 11.15 Construction of Agreement. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Purchaser and Seller have contributed substantially and materially to the preparation of this Agreement.
     Section 11.16 Limitations on Liability. Notwithstanding anything to the contrary in this Agreement, and subject to any additional limitations on Seller’s liability set forth elsewhere in this Agreement: (a) Purchaser’s recourse against Seller under this Agreement or any agreement, document, certificate or instrument delivered by Seller hereunder, or under any law, rule or regulation relating to the Property, shall be limited to Seller’s interest in the Property (or, following the Closing, to the net proceeds of the sale of the Property actually received by Seller); and (b) in no event shall any of the Seller Parties have any personal liability hereunder or otherwise, provided, however that Seller shall be personally liable, subject to the provisions of clause (a) of this Section 11.16. The acceptance of the Deed shall constitute full performance of all of Seller’s obligations hereunder and other than those obligations of Seller, if any, that by the express terms hereof are to survive the Closing. For purposes of this Section 11.16, no negative capital account or any contribution or payment obligation of any partner or member of Seller shall constitute an asset of Seller.
     Section 11.17 Severability. The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions. If, however, any provision in this Agreement is found by a court of law to be in violation of any applicable local, state, or federal law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void, or unenforceable provision were not contained herein, and that the rights, obligations, and interests of the parties under the remainder of this Agreement shall continue in full force and effect.
     Section 11.18 No Recording. The provisions hereof shall not constitute a lien on the Property. Neither Purchaser nor its agents or representatives shall record or file this Agreement or any notice or memorandum hereof in any public records. If Purchaser breaches the foregoing provision, this Agreement shall, at Seller’s election, terminate, and Seller shall retain the Deposit in accordance with Section 10.2. Purchaser hereby irrevocably appoints Seller as its true and lawful attorney-in-fact, coupled with an interest, for the purpose of executing and recording such documents and performing such other acts as may be necessary to terminate any recording or filing of this Agreement in violation of this provision.
     Section 11.19 No Implied Agreement. Neither Seller nor Purchaser shall have any obligations in connection with the transaction contemplated by this Agreement unless both Seller and Purchaser, each acting in its sole discretion, elects to execute and deliver this Agreement to the other party. No correspondence, course of dealing or submission of drafts or final versions of this Agreement between Seller and Purchaser shall be deemed to create any binding obligations in connection with the transaction contemplated hereby, and no contract or obligation on the part of Seller or Purchaser shall arise unless and until this Agreement is fully executed by both Seller and Purchaser. Once executed and delivered by Seller and Purchaser, this Agreement shall be binding upon them notwithstanding the failure of Escrow Agent or any broker or other Person to execute this Agreement.
     Section 11.20 Facsimile Signatures. Signatures to this Agreement, any amendment hereof and any notice given hereunder, transmitted electronically or by telecopy shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original of this Agreement (and any amendment hereto) with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement (or any amendment hereto), it being expressly agreed that each party to this Agreement shall be bound by its own telecopied or electronically transmitted signature and shall accept the telecopied or electronically transmitted signature of the other party to this Agreement.
     Section 11.21 Press Releases. Seller and Purchaser agree that, without the prior written approval of the other, they shall not issue any press release, advertisement, internet posting or other similar announcement, statement or disclosure of this Agreement, the transactions contemplated hereby, or the parties hereto (or their respective affiliates and advisors), whether before or after the Closing, except to the extent otherwise required by law, securities regulations or the rules of any organized stock exchange. The provisions of this Section 11.21 shall survive the Closing or termination of this Agreement.
     Section 11.22 Audits. Prior to Closing, Seller shall provide to Purchaser (at Purchaser’s expense) access to, such factual information as may be reasonably requested by Purchaser, and in the possession or control of Seller, or its property manager (to the extent held as Seller’s property manager) or Seller’s accountants, to enable Purchaser’s auditor (Deloitte & Touche LLP or any successor auditor selected by Purchaser) to conduct an audit of the income statements of the Property for the year to date of the year in which the Closing occurs plus all prior calendar years of Seller’s ownership. Purchaser shall be responsible for all out-of-pocket costs associated with this audit. Seller shall cooperate (at no cost or liability to Seller) with Purchaser’s auditor in the conduct of such audit. In addition, Seller agrees to provide if requested by such auditor, historical financial statements for the Property, including income and balance sheet data for the Property, requested before Closing. Without limiting the foregoing, (i) Purchaser or its designated independent or other auditor may audit Seller’s operating statements of the Property, at Purchasers expense, and Seller shall provide, at no cost or liability to Seller, such documentation as Purchaser or its auditor may reasonably request in order to complete such audit, and (ii) Seller shall furnish to Purchaser such financial and other information as may be reasonably required by Purchaser or any Affiliate of Purchaser to make any required filings with the Securities and Exchange Commission or other governmental authority; provided, however, that the foregoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession of, Seller , its property as property manager only and not a prior owner or accountants, at no material cost to Seller, and in the format that Seller (or its property manager as property manager only and not a prior owner, or accountants) have maintained such information. Notwithstanding any thing to the contrary contained herein, Purchaser acknowledges that (x) Seller has owned the property since 2005 and has access to information for calendar years 2005, 2006 and 2007 and (y) Seller’s property manager was the property manager for Seller’s predecessor owner. Seller’s obligation to make information available to Purchaser is limited to information related to Seller’s ownership of the Property and shall not create any obligation on Seller or its property manager to deliver information related to any period prior to Seller’s ownership of the Property.
[The balance of this page has intentionally been left blank. Signature pages follow.]

     IN WITNESS WHEREOF, Seller and Purchaser hereto have executed this Agreement as of the date first written above.

SELLER:

3 HUNTINGTON QUADRANGLE, LLC,
a Delaware limited liability company

By:

Name:
Title:
Date: May ___, 2007

PURCHASER:

HINES REIT PROPERTIES, L.P.,
a Delaware limited partnership

By:	Hines Real Estate Investment Trust, Inc.,
its general partner

By:

Name:

Title:

Date: May ___, 2007

RECEIPT BY THE ESCROW AGENT
     This Agreement, fully executed by both Seller and Purchaser, has been received by the Escrow Agent this ___ day of May, 2007 and by execution hereof, Escrow Agent hereby covenants and agrees to be bound by the terms of this Agreement that are applicable to it.

ESCROW AGENT:

STEWART TITLE GUARANTY COMPANY

By:

Name:

Title:

EXHIBIT A
DESCRIPTION OF THE LAND
ALL that certain plot, piece or parcel of land, situate, lying and being at Melville, in the Town of Huntington, County of Suffolk and State of New York, known as Lot No. 2 on a certain map entitled “Map of Huntington Quadrangle” situate at Melville, Town of Huntington, County of Suffolk and State of New York” and filed in the Office of the Clerk of the County of Suffolk on January 20, 1971 as Map No. 5563, which lot is more particularly bounded and described as follows:
BEGINNING at a point on the westerly side of Maxess Road, said point or place of beginning being distant 807.69 feet northerly as measured along the westerly side of Maxess Road from the northerly end of a curve, having a radius of 100.00 feet, which curve connects the westerly side of Maxess Road with the northerly side of Baylis Road;
RUNNING THENCE from said point or place of beginning, North 80 degrees 47 minutes 54 seconds West, 1148.94 feet;
THENCE in a northerly direction along the arc of a curve bearing to the left, having a radius of 1330.00 feet, a distance of 680.19 feet to the southerly side of land as shown on Map of Melville Industrial Park Section 3;
THENCE along said last mentioned land on said last mentioned map, the following 2 courses and distances:
1.	North 83 degrees 31 minutes 00 seconds East, 867.63 feet;

2.	North 84 degrees 17 minutes 00 seconds East, 356.25 feet to the westerly side of land shown on Map of Melville Industrial Park, Section 1;
THENCE along said last mentioned land, the following two (2) courses and distances:
1.	South 06 degrees 52 minutes 56 seconds East, 247.71 feet;

2.	North 83 degrees 43 minutes 40 seconds East 133.94 feet to the westerly side of Maxess Road;
THENCE along the westerly side of Maxess Road, the following four (4) courses and distances:
1.	Southerly along the arc of a curve bearing to the right, having a radius of 700 feet, a distance of 37.55 feet;

2.	South 32 degrees 44 minutes 00 seconds West, 100.01 feet;

3.	Southerly along the arc of a curve bearing to the left, having a radius of 780.00 feet, a distance of 513.68 feet;

4.	South 05 degrees 00 minutes 00 seconds East, 150.22 feet to the point or place of BEGINNING.
TOGETHER with the benefits of the easements set forth in Declaration of Easement recorded in Liber 7299 Page 425, as amended by Amended Declaration of Easement recorded in Liber 8222 Page 71, including but not limited to vehicular and pedestrian ingress and egress to the nearest public highway, N.Y.S. Route 10.

FORM OF TENANT ESTOPPEL CERTIFICATE
TENANT ESTOPPEL CERTIFICATE
                                        , 2007
[                                        ]
[                                        ]
[                                        ]
Attn: [                    ]

Re:	Lease dated , executed between (“Landlord”) and (“Tenant”), for those premises located at (the “Leased Premises”).
Ladies and Gentlemen:
     The undersigned Tenant, intending to be legally bound, understands that                      (“Purchaser”) intends to acquire the property located at 3 Huntington Quadrangle, Melville, New York (the “Property”). The undersigned Tenant, as the tenant under the above-referenced lease (as amended by the amendments, if any, listed below, the “Lease”), does hereby certify and represent to Purchaser and Purchaser’s lender, HSH Nordbank AG, and any other lender, their successors and assigns as follows:
          1. A true, correct and complete list of all agreements, amendments, guaranties, instruments and documents comprising the Lease are attached hereto as Exhibit A.
          2. The Lease represents the entire agreement between the Tenant and Landlord as to the Leased Premises and/or the Property, has been duly executed and delivered by Tenant, is in full force and effect, is the valid and binding obligation of Tenant and has not been modified, supplemented, or amended except pursuant to those applicable documents listed on Exhibit A.
          3. Tenant has not given Landlord any notice of default which has not been cured by Landlord, and Landlord is not in default in the performance of its obligations under the Lease nor, to Tenant’s knowledge, is Tenant in default under any of the terms of the Lease.
          4. Tenant does not claim, nor is Tenant entitled to, any offsets, credits, claims (including, without limitation, that any contests by Tenant for rent escalations or additional rent under the Lease are outstanding nor are there outstanding audits of any rent escalations or additional rent under the Lease), counterclaims or defenses against Landlord or against rents payable under the Lease.

          5. Tenant has not paid a security or other deposit with respect to the Lease (including any letter of credit, collateral or other non-cash security), except as follows:                                        .
          6. Tenant has fully paid rent and additional rent due through the month of                     . Tenant’s monthly rent under the Lease is $                    . Tenant has not paid any rent more than one (1) month before same is due and payable. Tenant’s proportionate share is ___%.
          7. All space and improvements leased by Tenant including work allowances, construction obligations or other payments, credits or reimbursements, and all other commitments made to induce the undersigned to execute the Lease, have been paid, completed and satisfied in accordance with the provisions of the Lease and to Tenant’s satisfaction, and Tenant has accepted and taken possession thereof.
          8. Tenant has no purchase option or other right to purchase the Property or any other portion thereof and Tenant has no right to terminate or cancel the Lease except as may be expressly set forth therein.
          9. The scheduled expiration date of the Lease is                     , and the Tenant has no right or options to renew or extend the term of the Lease, to expand the space leased to Tenant, or to lease other space at the Property, except as expressly provided in the Lease.
          10. If Tenant is a corporation, the undersigned is a duly appointed officer, or if a partnership, the undersigned is a duly authorized general partner, of the entity signing this estoppel and is the incumbent in the office indicated under his name.
          11. Tenant has not sublet, assigned, pledged, mortgaged, encumbered or otherwise transferred the Leased Premises or any portion thereof nor assigned the Lease, except ___.
          12. Neither Tenant nor any guarantor of the Lease is the subject of any bankruptcy proceeding.
          13. Except as memorialized in the Lease, Tenant has not exercised any right to expand its Leased Premises or otherwise lease space at the Property, extend the term of the Lease, or terminate the Lease.
          14. Tenant has not received any written notice of violations of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use, operating or condition of the Leased Premises.
          15. To Tenant’s knowledge, no person has made any claim for any leasing brokerage commissions or similar compensation other than                     . The amount of outstanding leasing commissions is                      (if none, so indicate).

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          16. This certificate shall inure to the benefit of Landlord, its successors and assigns, to the benefit of Purchaser and to the benefit of a lender now or hereafter providing financing with respect to the Property and each of their respective successors and assigns. The provisions of this certificate shall be binding upon Tenant and Tenant’s heirs, legal representatives, successors and assigns.

Very truly yours,

,

a(n)

By:
Name:
Title:

3

EXHIBIT B-1
FORM OF SELLER ESTOPPEL
TO: ____________________________________

RE:	Lease dated between (“Landlord”) and (“Tenant”) for Leased Premises consisting of approximately square feet (the “Premises”) located at (the “Property”)
Background
                                                                  (the “Seller”) has this day conveyed to                                                              (“Purchaser”) the property described in a Real Estate Purchase and Sale Agreement between Seller and Purchaser dated ___, ___, 200___ (the “Purchase Agreement”). This Seller Estoppel Certificate is delivered by Seller to Purchaser pursuant to the Purchase Agreement and capitalized terms used herein without definition have the meaning given to them in the Purchase Agreement. Seller’s liability hereunder shall be subject to all time, dollar and other limitations on Seller’s liability set forth in the Purchase Agreement. Whenever a representation herein is qualified by the phrase “to Seller’s knowledge”, or by words of similar import, such knowledge shall be limited as provided in the Purchase Agreement. No officer, director, owner, manager, trustee, or agent of Seller shall have any liability hereunder.
     Subject to the above limitations, and except as set forth in the Purchase Agreement or any Document, Seller hereby certifies as follows:

1.	The Lease constitutes the entire agreement between the Landlord and Tenant concerning the Premises and has not been modified or amended except as follows:

;

2.	The Lease is in full force and effect and Seller has not received from Tenant or delivered to Tenant any notice of default that remains uncured;

3.	To the best of Seller’s knowledge, as of the date hereof, Tenant has no offsets or defenses to its performance of the terms and provisions of the Lease, including (without limitation) the payment of rent due thereunder;

4.	Tenant has accepted possession of the Premises pursuant to the terms of the Lease;

5.	All improvements and space required to be furnished by the Landlord under the Lease have been completed in all material respects and the Landlord has complied with all of its material obligations with respect to the construction, fixturing and equipping of the Premises, except as follows: ;

6.	The term of the Lease commenced on , ___ and terminates on , ___, subject to any extension provisions set forth in the Lease;

7.	Base rent of $ is payable monthly in advance under the Lease. Tenant’s proportionate share is ___%. In addition to such base rent, Tenant pays its pro rata share of real estate taxes and operating expenses in accordance with the terms of the Lease. No rents have been paid more than 30 days in advance. Tenant has paid base rent through , ___;

8.	The amount of the security deposit currently held by Landlord is $ (if none, so state); and

9.	To the best of Seller’s knowledge, neither Seller nor the Tenant is in default in any of its material obligations under the Lease.
     Subject to the above limitations, this certificate is being delivered to you with the knowledge that you will rely upon it in your purchase of the Property.
     This certificate is dated as of                     , 200_.

Seller
By:
Name:
Title:

2

EXHIBIT C
RENT ROLL

EXHIBIT D
ERISA CERTIFICATE
As of                     , 200__
[Name]
[Address]
Gentlemen:
     In connection with the sale described in that certain Real Estate Purchase and Sale Agreement dated as of                     , 200___ between                                         , as Seller, and                                         , as Purchaser, the undersigned hereby certifies that, upon Purchaser’s acquisition of the Property, the Property shall not constitute “plan assets” within the meaning of CFR 2510.3-101.

Purchaser: [Name]
By:
Name:
Title:

EXHIBIT E
LIST OF CONTRACTS

Exhibit F
FORM OF BARGAIN AND SALE DEED
Without Covenant Against Grantor’s Acts
3 Huntington Quadrangle, LLC,
a Delaware limited liability company
TO
[                                        ],
a [                                        ]

ADDRESS:

BLOCK:
LOT:
COUNTY:

RETURN BY MAIL TO:

Proskauer Rose
1585 Broadway
New York, New York 10036
Attn: Ronald D. Sernau, Esq.

BARGAIN AND SALE DEED WITHOUT COVENANT AGAINST GRANTOR’S ACTS THIS INDENTURE, made as of this ___ day of                     , 2007
BETWEEN 3 Huntington Quadrangle, LLC, a Delaware limited liability company, with offices c/o AEW Capital Management, L.P., World Trade Center East, Two Seaport Lane, Boston, Massachusetts 02210, party of the first part, and [                                        ], a [                                        ], with offices at [                                        ], party of the second part,
WITNESSETH, that the party of the first part, in consideration of ten dollars and other valuable consideration paid by the party of the second part, does hereby grant and release unto the party of the second part, the heirs or successors and assigns of the party of the second party forever,
ALL that certain plot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the Town of Huntington, County of Suffolk, State of New York, more commonly known as 3 Huntington Quadrangle, Melville, New York and more particularly described on Exhibit A attached hereto and hereby made part hereof.
TOGETHER with all right, title and interest, if any, of the party of the first part in and to any streets and roads abutting the above described premises to the center lines thereof; TOGETHER with the appurtenances and all the estate and rights of the party of the first part in and to said premises;
‘TO HAVE AND TO HOLD the premises herein granted unto the party of the second part, the heirs or successors and assigns of the party of the second part forever.
AND the party of the first part, in compliance with Section 13 of the Lien Law, covenants that the party of the first part will receive the consideration for this conveyance and will hold the right to receive such consideration as a trust fund to be applied first for the purpose of paying the cost of the improvement and will apply the same first to the payment of the cost of the improvement before using any part of the total of the same for any other purpose. The word “party” shall be construed as if it read “parties” whenever the sense of this indenture so requires.

2

IN WITNESS WHEREOF, the party of the first part has duly executed this deed the day and year first above written.

In Presence of:	[ ] LLC
By:
Name:
Title:

STATE OF
COUNTY OF
On the ___day of ___ in the year 2007 before me, the undersigned, a Notary Public in and for said State, personally appeared                     , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Signature and Office of individual taking acknowledgement

3

Exhibit A
Legal Description

EXHIBIT G
FORM OF BILL OF SALE AND GENERAL ASSIGNMENT
     KNOW ALL PEOPLE BY THESE PRESENTS, that                                         , with an address at c/o                                          (“Seller”), for and in consideration of the sum of Ten and No/100 Dollars ($10.00) lawful money of the United States, and other good and valuable consideration to Seller in hand paid, at or before the ensealing and delivery of these presents, by                                         , a                                           whose post office address is                                          (“Purchaser”), the receipt and sufficiency of which is hereby acknowledged, has bargained and sold, and by these presents does grant, bargain, sell, convey, set over, transfer, assign and deliver unto the Purchaser, its successors and assigns, the following:
          (a) All of Seller’s right, title and interest in and to all fixtures, equipment and articles of personal property (except for personal property owned by tenants) (hereinafter, the “Personalty”) attached to or located on and used in connection with the operation of the parcel of land described in Exhibit A attached hereto (the “Land”) and the buildings and improvements erected thereon (collectively, the “Premises”), which Personalty includes all personal property, if any, owned by Seller and located on and used in the operation and maintenance of the Premises, which Personalty is being conveyed simultaneously with the conveyance by Seller to Purchaser of all its right, title and interest in and to the Premises by a Deed of even date herewith;
          (b) All of Seller’s right, title and interest in and to all those permits, licenses, certificates, approvals, authorizations, variances and consents (including any and all presently pending applications therefor) affecting the Land and the buildings and improvements thereon issued to Seller or to its predecessors in interest in the Premises as holder, claimant, licensee, permitee, successor in interest, applicant and/or owner or lessor of the Premises, by any and all federal, state, county, municipal and local governments, and all departments, commissions, boards, bureaus and offices thereof, having or claiming jurisdiction over the Premises, whether or not the same may presently be in full force and effect, all to the extent that Seller may lawfully transfer the same to Purchaser;
          (c) All of Seller’s right, title and interest in and to all unexpired warranties and guaranties affecting the Premises and/or the Personalty, all to the extent that Seller may lawfully transfer the same to Purchaser (it being agreed that nothing in this Section (e) shall be construed to affect Seller’s rights under such warranties and guaranties with respect to periods prior to the date hereof); and
          (d) All of Seller’s right, title and interest in and to all appraisals, surveys, architectural and/or engineering renderings, plans and specifications, soils and other geological reports and studies, and all other reports, studies and other information relating in any way to development and/or use of the Premises.
     Notwithstanding the foregoing, the Excluded Items (as defined in the Real Estate Purchase and Sale Agreement dated ___ between Seller and ___) are not included in this bill of sale and assignment.
     To have and to hold the same unto Purchaser, its successors and assigns forever.

     This bill of sale and assignment is made without any warranties, express or implied, except for those representations and warranties, if any, expressly set forth in that Real Estate Purchase and Sale Agreement between Seller and                                          dated as of                     , 200___ (the “Agreement”), all of which are subject to all time, dollar and other limitations on Seller’s liability set forth in the Agreement.
     IN WITNESS WHEREOF, this Bill of Sale has been duly signed and sealed by the Seller as of the ___day of                     , 200___.

SELLER: [Name]
By:
	Name:	_____________________________________
	Title:	_____________________________________

2

EXHIBIT A
(to Bill of Sale)
Property Description

3

EXHIBIT H
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
     THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is executed as of                     , 200___ by and between                                          (“Assignor”), and                                          (“Assignee”).
Background
     Assignor has this day conveyed to the Assignee the property located in                     ,                      County,                     , more particularly described in Exhibit A hereto (the “Premises”) and, in connection with the conveyance of the Premises, Assignor and Assignee intend that Assignor’s right, title, interests, powers, and privileges in and under all leases and security deposits affecting the Premises and other matters stated herein be assigned and transferred to Assignee.
Agreement
     In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Leases. Assignor hereby transfers and assigns to Assignee any and all right, title and interest which Assignor may have, as landlord or otherwise, in leases with tenants covering spaces in the Premises (collectively the “Leases”), including but not limited to the leases listed in Exhibit B attached hereto and made a part hereof. Assignee hereby (a) assumes all liabilities and obligations of Assignor under the Leases arising or accruing from and after the date hereof including, without limitation, all obligations with respect to all security deposits with respect to the Leases, and (b) agrees to indemnify, defend and hold harmless Assignor from any and all damages, losses, costs, claims, liabilities, expenses, demands and obligations under or with respect to the Leases arising or accruing from and after the date hereof.
     2. Security Deposits. Assignor hereby transfers and assigns to Assignee all security deposits held by the Assignor relative to the Leases.
     3. Contracts. Assignor hereby transfers and assigns to Assignee any and all right, title and interest which Assignor may have in the contracts, if any, listed in Exhibit C attached hereto and made a part hereof (collectively, the “Contracts”). By executing this Assignment, Assignee hereby accepts and agrees to perform all of the terms, covenants and conditions of the Contracts on the part of Assignor therein required to be performed, from and after the date hereof, but not prior thereto. Assignee hereby (a) assumes all liabilities and obligations of Assignor under the Contracts arising or accruing from and after the date hereof, and (b) agrees to indemnify, defend and hold harmless Assignor from any and all damages, losses, costs, claims, liabilities, expenses, demands and obligations under or with respect to the Contracts arising or accruing from and after the date hereof.
     4. Successors and Assigns. This Assignment shall inure to the benefit of, and be binding upon, the successors, executors, administrators, legal representatives and assigns of the parties hereto.

     5. Governing Law. This Agreement shall be construed under and enforced in accordance with the laws of the State of                     .
     6. No Representations. This assignment is made without any representation or warranty, express or implied, except for those representations and warranties, if any, expressly set forth in that Real Estate Purchase and Sale Agreement between Assignor and                                          dated as of                     , 200___ (the “Agreement”), all of which are subject to all time, dollar and other limitations on Seller’s liability set forth in the Agreement.
     IN WITNESS WHEREOF, this Assignment has been duly signed and sealed by the parties as of the date set forth above.

ASSIGNOR: [Name]
By:
	Name:	_____________________________________________________________
	Title:	_____________________________________________________________

ASSIGNEE: [Name]
By:
	Name:	_____________________________________
	Title:	_____________________________________

2

EXHIBIT A
(to Assignment and Assumption)
Property Description

3

EXHIBIT B
(to Assignment and Assumption)
Rent Roll

4

EXHIBIT C
Assigned Contracts
(to Assignment and Assumption)

5

EXHIBIT I
REPRESENTATION CERTIFICATE
     The undersigned, as Seller under a Real Estate Purchase and Sale Agreement (“Purchase Agreement”) dated as of                     , 200___ between                                          (“Seller”) and                                          (“Purchaser”), does hereby certify to Purchaser as follows:
Except as otherwise disclosed in writing to Purchaser, the representations and warranties set forth in Section 7.2 of the Purchase Agreement are hereby reaffirmed as of the date hereof.
Seller’s liability hereunder shall be subject to the limitations set forth in the Purchase Agreement.
     Dated as of this ___day of                     , 200___.

Seller: [Name]
By:
	Name:	_____________________________________
	Title:	_____________________________________

EXHIBIT J
FORM OF AGREEMENT RE LETTER OF CREDIT
[Insert Purchaser Address]
                    , ___, 200_
[Insert Seller Address]
     RE: Real Estate Purchase and Sale Agreement dated ___between                      and                      (the “Purchase Agreement”)
Dear ______:
     Reference is made to the following facts which constitute the background to this agreement:
     A.                      (“Seller”) is the owner of certain property known as                                          (the “Property”);
     B. Pursuant to the terms of the Purchase Agreement,                                         (“Purchaser”) is acquiring title to the Property on the date hereof. Capitalized terms used herein and not defined herein shall have the meanings ascribed to them under the terms of the Purchase Agreement.
     C. Pursuant to the Assignment and Assumption of Leases being executed and delivered pursuant to the Purchase Agreement, Seller has assigned to Purchaser all of Seller’s right, title and interest in all tenant security deposits with respect to the Property (whether held in cash or in the form of letters of credit).
     D. In lieu of a cash security deposit,                      (“Tenant”) has furnished Seller with a certain letter of credit dated                      in the amount of $                    , issued by                      (Irrevocable Standby Letter of Credit Number                     ) for the account of                      and naming Seller as the beneficiary (such letter of credit, and any extension or replacement thereof, being referred to herein as the “Letter of Credit”).
     E. Although Seller and Purchaser are this date closing the transaction contemplated under the Purchase Agreement, Seller has not yet completed the process of having the Letter of Credit assigned or amended to name Purchaser as beneficiary, or replaced with a replacement letter of credit in form and substance reasonably satisfactory to Purchaser and issued by an institution acceptable to Purchaser (any such assignment, amendment or replacement being referred to herein as the Assignment of the Letter of Credit).
     F. Seller and Purchaser have made certain agreements with respect to the Assignment of the Letter of Credit and, until such Assignment is accomplished, with respect to the administration of the Letter of Credit, all as more particularly hereinafter set forth.

     NOW, THEREFORE, for good and valuable consideration in hand this day paid by each of the parties hereto to the other, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows with respect to the Letter of Credit:
     1. Seller agrees to exercise reasonably diligent efforts to accomplish the Assignment of the Letter of Credit in a form and manner reasonably acceptable to Purchaser on or before the date which is 30 days following the date hereof. Seller agrees to execute and deliver such instruments the issuer of the Letter of Credit shall reasonably request to assign such Letter of Credit to Purchaser provided that Seller does not incur any material cost or liability in connection therewith.
     2. Until the date on which the Assignment of the Letter of Credit has been accomplished (the “Assignment Date”), Purchaser hereby appoints Seller as Purchaser’s agent for purposes of holding and administering the Letter of Credit strictly in accordance with Purchaser’s direction, and Seller hereby accepts such appointment and acknowledges that the Letter of Credit is being held by Seller in Seller’s name in its capacity as agent for Purchaser and Seller hereby irrevocably disclaims any claim to the Letter of Credit or the proceeds of any draw thereunder.
     3. Seller agrees that until the Assignment Date:
          (i) Seller shall present and draw upon the Letter of Credit promptly upon the written demand of Purchaser and furnish Purchaser with the full proceeds of any such draw or draws;
          (ii) Seller shall not draw on the Letter of Credit nor consent to any amendment, modification or termination of the Letter of Credit without the prior written consent of Purchaser (which consent Purchaser may grant or withhold in its sole discretion); and
          (iii) Seller shall promptly forward to Purchaser (in the manner provided for notice under the Purchase Agreement) any correspondence received by Seller with respect to the Letter of Credit.
     Purchaser shall indemnify and hold Seller harmless from and against any and all loss, cost, damage and expense incurred by Seller arising out of any action taken by Seller under this Paragraph 3 based upon Purchaser’s instructions (except to the extent arising from Seller’s gross negligence or willful misconduct).
     4. On the Assignment Date, Seller shall furnish Purchaser with originals of the Letter of Credit and any amendment, assignment or replacement thereof effecting the Assignment, and upon Purchaser’s written confirmation of its receipt thereof this agreement shall terminate and be of no further force or effect.
     5. This agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.
     Kindly confirm your agreement with the foregoing by countersigning this letter agreement in the space indicated below, whereupon this agreement shall take effect as an instrument under seal for all purposes.

Sincerely, [Insert Purchaser Name]

By:
Name:
Title:

CONFIRMED AND AGREED:
[Insert Seller Name]

By:

Name:
Title:

Exhibit K
FORM OF ASSIGNMENT AND ASSUMPTION OF UNION CONTRACT
ASSIGNMENT AND ASSUMPTION OF OBLIGATIONS TO EMPLOYEES UNDER
COLLECTIVE BARGAINING AGREEMENT
ASSIGNMENT AND ASSUMPTION OF OBLIGATIONS TO EMPLOYEES UNDER COLLECTIVE BARGAINING AGREEMENT (this “Assignment”) made as of the ___day of                     , 2007, between 3 Huntington Quadrangle, LLC, a Delaware limited liability company, with offices at AEW Capital Management, LP., World Trade Center East, Two Seaport Lane, Boston, Massachusetts 02210 (“Assignor”) and                                                              having an address at                                                              (“Assignee”) and
W I T N E S S E T H
WHEREAS, pursuant to that certain Real Estate Purchase and Sale Purchase Agreement dated as of                     , 2007, between Assignor as seller (“Seller”), and Assignee as purchaser (“Purchaser”), (the “Agreement”), Seller is selling the Property (as such term is more particularly described in the Agreement) to Purchaser.
NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby assigns, transfers and conveys, without warranty, representation or covenant, to Assignee all of Assignor’s rights (if any) with respect to the employees at the Property who are members of International Union of Operating Engineers Local 30.
ASSIGNEE HEREBY ACCEPTS the foregoing assignment and assumes all of the obligations of Assignor (if any) with respect to the employees at the Property who are members of International Union of Operating Engineers Local 30 accruing from and after the date hereof, specifically including the Union Agreement (as such term is defined in the Agreement). Assignee hereby agrees to indemnify, defend and hold Assignor harmless of and from any and all demands, claims, liabilities, costs, expenses and damages that may be made upon Assignor, or which Assignor may incur, including the foregoing indemnification, as the result of (i) Assignee’s failure to discharge the foregoing obligations or (ii) any actions taken by Assignee with respect to the employees at the Premises on and after the date hereof. Assignor hereby agrees to indemnify, defend and hold Assignee harmless of and from any and all demands, claims, liabilities, costs, expenses and damages that may be made upon Assignee, or which Assignee may incur, as the result of (i) Assignor’s failure to discharge any obligations under the aforementioned agreements arising prior to the date hereof, or (ii) any actions taken by Assignor with respect to the employees at the Premises before the date hereof.
This Assignment shall be binding upon, enforceable by and shall inure to the benefit of the parties hereto and their respective successors and assigns.
This Assignment may be signed in multiple counterparts which, when taken together and signed by all parties and delivered to any other party hereto, shall constitute a binding Assignment between the parties.
This Assignment shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, this Assignment has been executed as of the date and year first above written.

ASSIGNOR:

3 Huntington Quadrangle, LLC, a Delaware limited liability company

By:

Name:
Title:

ASSIGNEE:

,

a

By:

Name:
Title:

Exhibit L
INTENTIONALLY OMITTED

Exhibit M
LEASE ESCROW AGREEMENT

Exhibit N
LEASING BROKERAGE AGREEMENTS
1.	Exclusive Leasing Listing Agreement by and between Seller and CB Richard Ellis Inc. dated as of June 30, 2005.